As Filed with the Securities and Exchange Commission on August 20, 2015

Registration No. 333-____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT Under

The Securities Act of 1933

Sandstorm Gold Ltd.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	1041	Not Applicable
(Province or other jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Suite 1400, 400 Burrard Street

Vancouver, British Columbia, Canada V6C 3A6

(604) 689-0234

(Address and telephone number of registrant’s principal executive offices)

C T Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 590-9070

(Name, address (including zip code) and telephone number (including area code)
of agent for service in the United States)

Copies to:

Jennifer Traub Cassels Brock & Blackwell LLP 2200 HSBC Building 885 West Georgia Street Vancouver, British Columbia Canada V6C 3E8 (604) 691-6100	John Koenigsknecht Neal, Gerber & Eisenberg LLP Two North LaSalle Street Suite 1700 Chicago, Illinois 60602 (312) 269-8000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

British Columbia, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☐	Upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	At some future date (check the appropriate box below).

1.	☐	Pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than seven calendar days after filing).
2.	☐	Pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than seven calendar days after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).
3.	☐	Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4.	☒	After the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered		Amount to be Registered(1)(2)		Proposed Maximum Aggregate Offering Price(3)(4)	Amount of Registration Fee
Common Shares
Warrants
Subscription Receipts
Units
Total	US$	150,000,000	US$	150,000,000	$17,430

(1)        There are being registered under this Registration Statement such indeterminate number of common shares, warrants to purchase equity securities, subscription receipts, and units of the Registrant as shall have an aggregate initial offering price of US$150,000,000. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this Registration Statement.

(2)        Includes securities that are to be offered outside the United States but may be resold from time to time in the United States in transactions subject to registration under the Securities Act of 19334, as amended (the “Securities Act”). The securities are not being registered for purposes of sales outside the United States.

(3)        In United States dollars or the equivalent thereof in other currencies.

(4)        Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act or on such date as the Commission, acting pursuant to section 8(a) of the Securities Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Preliminary Base Shelf Prospectus

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This preliminary short form base shelf prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION, DATED AUGUST 19, 2015

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New Issue	August 19, 2015

SANDSTORM GOLD LTD.

U.S.$150,000,000
Common Shares
Warrants
Subscription Receipts
Units

This short form base shelf prospectus (this “Prospectus”) relates to the offering for sale from time to time (each, an “Offering”), during the 25-month period that this Prospectus, including any amendments hereto, remains effective, of the securities of Sandstorm Gold Ltd. (“Sandstorm Gold” or the “Corporation”) listed above (the “Securities”) in one or more series or issuances, with a total offering price of such Securities, in the aggregate, of up to U.S.$150,000,000 (or the equivalent thereof in other currencies). The Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of the sale and set forth in an accompanying prospectus supplement (a “Prospectus Supplement”).

We are permitted, under a multi-jurisdictional disclosure system adopted by the United States and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements, which are different from United States disclosure requirements. We prepare our financial statements, which are incorporated by reference herein, in United States dollars and in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), and they are subject to Canadian auditing and auditor independence standards. As a result, they may not be comparable to financial statements of United States companies.

Owning Securities may subject you to tax consequences both in Canada and the United States. Such tax consequences, including for investors who are resident in, or citizens of, the United States and Canada, are not described in this Prospectus and may not be fully described in any applicable Prospectus Supplement. You should read the tax discussion in any Prospectus Supplement with respect to a particular Offering and consult your own tax advisor with respect to your own particular circumstances.

Neither the United States Securities and Exchange Commission (the “SEC”), nor any state securities regulator has approved or disapproved the Securities offered hereby or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offence.

All information permitted under applicable law to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains. You should read this Prospectus and any applicable Prospectus Supplement carefully before you invest in any Securities. The Corporation may offer and sell Securities through underwriters or dealers, directly or through agents designated by the Corporation from time to time at amounts and prices and other terms determined by the Corporation. A Prospectus Supplement will set forth the names of any underwriters, dealers or agents involved in the Offering and will set forth the terms of the Offering, the method of distribution of such Securities including, to the extent applicable, the proceeds to the Corporation and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the distribution. In connection with any Offering (unless otherwise specified in a Prospectus Supplement), the underwriters or agents may, subject to applicable law, over-allot or effect transactions that stabilize or maintain the market price of the Securities offered at levels other than that which might otherwise exist in the open market. Such transactions, if commenced, may be interrupted or discontinued at any time. See “Plan of Distribution”. No underwriter has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

Investing in the Securities is speculative and involves certain risks. The risks outlined in this Prospectus and in the documents incorporated by reference herein and in the applicable Prospectus Supplement should be carefully reviewed and considered by prospective investors. See “Risk Factors”.

Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because we are incorporated in Canada, most of our officers and directors and some of the experts named in this Prospectus are not residents of the United States, and many of our assets and all or a substantial portion of the assets of such persons are located outside of the United States. See “Enforceability of Certain Civil Liabilities”.

Mr. Andrew T. Swarthout and Mary L. Little, each a director of the Corporation, reside outside of Canada. Mr. Swarthout and Ms. Little have each appointed Cassels Brock & Blackwell LLP, Suite 2200, 885 West Georgia Street, Vancouver, British Columbia V6C 3E8 as agent for service of process in Canada. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person that resides outside of Canada, even if the party has appointed an agent for service of process.

We have filed an undertaking with the British Columbia Securities Commission (the “BCSC”) that we will not distribute in the local jurisdiction under this Prospectus specified derivatives that, at the time of distribution, are novel without pre-clearing with the BCSC the disclosure to be contained in the Prospectus Supplement pertaining to the distribution of such securities.

The common shares (the “Common Shares”) of the Corporation are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “SSL” and on the NYSE MKT LLC (the “NYSE MKT”) under the symbol “SAND”. On August 18, 2015, the last trading day before the date hereof, the closing price of the Common Shares on the TSX was $3.76 and the closing price of the Common Shares on the NYSE MKT was U.S.$2.90. Unless otherwise specified in the applicable Prospectus Supplement, there is no existing trading market through which the warrants (the “Warrants”), (unless such Warrants are issued under the Corporation’s existing indentures for listed warrants), subscription receipts (the “Subscription Receipts”) or units (the “Units”) may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation.

The Corporation’s head and registered office is located at Suite 1400, 400 Burrard Street, Vancouver, British Columbia, V6C 3A6.

The Offering amount in this Prospectus is in United States dollars. All other currency amounts in this Prospectus are expressed in Canadian dollars, unless otherwise indicated. References to U.S.$ are to United States dollars.

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ABOUT THIS PROSPECTUS

In this Prospectus and in any Prospectus Supplement, unless the context otherwise requires, references to “we”, “us”, “our” or similar terms, as well as references to “Sandstorm Gold” or the “Corporation”, refer to Sandstorm Gold Ltd. together with our subsidiaries.

This Prospectus is part of a registration statement on Form F-10 relating to the Securities that we have filed with the SEC. Under the registration statement, we may, from time to time, offer any combination of the Securities described in this Prospectus in one or more Offerings of up to an aggregate principal amount of U.S.$150,000,000 (or the equivalent in other currencies). This Prospectus provides you with a general description of the Securities that we may offer. Each time we offer Securities under the registration statement, we will provide a Prospectus Supplement that will contain specific information about the terms of that Offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. Before you invest, you should read both this Prospectus and any applicable Prospectus Supplement. This Prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You may refer to the registration statement and the exhibits to the registration statement for further information with respect to us and the Securities.

We have not authorized any person to provide you with any information other than the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement or the other information included in the registration statement of which this Prospectus forms a part. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of the Securities in any jurisdiction where the offer is not permitted by law. You should not assume that the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement is accurate as of any date other than the date on the front of this Prospectus or any applicable Prospectus Supplement, respectively.

FINANCIAL INFORMATION AND CURRENCY

The financial statements of the Corporation incorporated by reference in this Prospectus have been prepared in accordance with IFRS and are reported in United States dollars.

The Offering amount in this Prospectus is in United States dollars. All currency amounts in this Prospectus are expressed in Canadian dollars, unless otherwise indicated. References to “U.S.$” are to United States dollars.

The following table sets forth (i) the noon rates of exchange for the U.S. dollar, expressed in Canadian dollars in effect at the end of each of the periods indicated; (ii) the average of the noon exchange rates in effect during each period; and (iii) the high and low noon exchange rates during each period, in each case, as identified or calculated from the Bank of Canada noon rate in effect on each trading day during the relevant period. These rates are set forth as Canadian dollars per U.S.$1.00.

	Year ended December 31,
	2014	2013	2012
High for period	$1.1643	$1.0697	$1.0418
Low for period	1.0614	0.9839	0.9710
Average for period	1.1045	1.0299	0.9996
Rate at end of period	1.1601	1.0636	0.9949

	Six Months Ended June 30,
	2015	2014
High for period	$1.2803	$1.1251
Low for period	1.1728	1.0614
Average for period	1.2354	1.0968
Rate at end of period	1.2474	1.0676

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On August 18, 2015, the noon spot rate for the United States dollar in terms of Canadian dollars, as quoted by the Bank of Canada, was U.S.$1.00 = $1.3073.

CAUTIONARY NOTE FOR UNITED STATES INVESTORS

We are permitted under a multi-jurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States to prepare this Prospectus, including the documents incorporated by reference and any Prospectus Supplement, in accordance with the requirements of Canadian securities laws, which differ from the requirements of United States securities laws.

Technical disclosure in this Prospectus and the documents incorporated herein by reference has not been prepared in accordance with the requirements of U.S. securities laws. Without limiting the foregoing, such technical disclosure uses terms that comply with reporting standards in Canada and certain estimates are made in accordance with National Instrument 43-101 — Standards of Disclosure for Mineral Projects (“NI 43-101”). NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all Mineral Reserve and Mineral Resource estimates contained in the technical disclosure have been prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum Classification System.

Canadian standards, including NI 43-101, differ significantly from the requirements of the SEC, and Mineral Reserve and Mineral Resource information contained or incorporated by reference in this Prospectus and any Prospectus Supplement may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, the term “resource” does not equate to the term “reserve”. Under U.S. standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made and volumes that are not “reserves” should not be disclosed. Among other things, all necessary permits would be required to be in hand or issuance imminent in order to classify mineralized material as reserves under the SEC standards. Accordingly, Mineral Reserve and Mineral Resource estimates included in the documents incorporated herein by reference may not qualify as “reserves” under SEC standards. The SEC’s disclosure standards normally do not permit the inclusion of information concerning “Measured Mineral Resources”, “Indicated Mineral Resources” or “Inferred Mineral Resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute “reserves” by U.S. standards in documents filed with the SEC.

U.S. investors should also understand that “Inferred Mineral Resources” have a great amount of uncertainty as to their existence and as to their economic and legal feasibility. It cannot be assumed that all or any part of an “Inferred Mineral Resource” will ever be upgraded to a higher category. Under Canadian rules, estimated “Inferred Mineral Resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Investors are cautioned not to assume that all or any part of an “Inferred Mineral Resource” exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in-place tonnage and grade without reference to unit measures. In addition, the definitions of “Proven Mineral Reserves” and “Probable Mineral Reserves” under reporting standards in Canada differ in certain respects from the standards of the SEC. Accordingly, information concerning mineral deposits set forth in this Prospectus and the documents incorporated herein by reference may not be comparable with information made public by companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are a corporation incorporated and existing under the laws of the Province of British Columbia. Most of our officers and directors and some of the experts named in this Prospectus are not residents of the United States, and many of our assets and all or a substantial portion of assets of such persons are located outside of the United States. Sandstorm Gold has appointed an agent for service of process in the United States, but it may be difficult for United States investors to effect service of process within the United States upon those officers or directors who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon Sandstorm Gold’s civil liability and the civil liability of such officers or directors under United States federal securities laws or the securities or “blue sky” laws of any state within the United States.

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Sandstorm Gold has been advised by its Canadian counsel, Cassels Brock & Blackwell LLP, that, subject to certain limitations, a judgment of a United States court predicated solely upon civil liability under United States federal securities laws may be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. Sandstorm Gold has also been advised by Cassels Brock & Blackwell LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

We have filed with the SEC, concurrently with the registration statement on Form F-10 relating to this Prospectus, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed C T Corporation System as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC and any civil suit or action brought against or involving us in a United States court arising out of or related to or concerning the offering of the Securities.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file with the various securities commissions or similar authorities in each of the applicable provinces and territories of Canada, annual and quarterly reports, material change reports and other information. We are also an SEC registrant subject to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, accordingly, file with, or furnish to, the SEC certain reports and other information. Under the multi-jurisdictional disclosure system adopted by the United States and Canada, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of Canada, which differ from those in the United States. You may read and copy any document we file with or furnish to the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the same documents from the public reference room by paying a fee. Please call the SEC at 1-800-SEC-0330 or contact them at www.sec.gov for further information on the public reference room and copying charges.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This Prospectus contains “forward-looking statements” or “forward-looking information” within the meaning of applicable securities legislation. Forward-looking information is provided as of the date of this Prospectus and the Corporation does not intend, and does not assume any obligation, to update this forward-looking information, except as required by law.

Generally, forward-looking information can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved”. Forward-looking information is based on reasonable assumptions that have been made by Sandstorm Gold as at the date of such information and is subject to known and unknown risks, uncertainties and other factors that may cause the actual actions, events or results to be materially different from those expressed or implied by such forward-looking information, including but not limited to: the impact of general business and economic conditions; delays in the construction of the Ming mine, the Gualcamayo mine, the Karma project, the Emigrant Springs mine, the Mine Waste Solutions project, the Hugo North Extension and Heruga deposits, the mines underlying the Sandstorm Gold portfolio of royalties, the Bachelor Lake Mine (as defined herein), the Diavik mine, the Mt. Hamilton mine, the Prairie Creek project, the San Andres mine, the Bomboré project or the Bracemac-McLeod mine; the absence of control over mining operations from which Sandstorm Gold will purchase gold and risks related to those mining operations, including risks related to international operations, government and environmental regulation, actual results of current exploration activities, conclusions of economic evaluations and changes in project parameters as plans continue to be refined; problems inherent to the marketability of minerals; industry conditions, including fluctuations in the price of metals, fluctuations in foreign exchange rates and fluctuations in interest rates; government entities interpreting existing tax legislation or enacting new tax legislation in a way which adversely affects Sandstorm Gold; stock market volatility; competition; as well as those factors discussed in the section entitled “Risk Factors” in its annual information form dated March 17, 2015 and incorporated by reference herein.

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Forward-looking information in this Prospectus, or incorporated by reference herein, includes, among other things, disclosure regarding: Sandstorm Gold’s existing 72 gold streams/royalties as well as its future outlook and Mineral Resource and Mineral Reserve estimates for each of the Diavik mine, the Aurizona Mine (as defined herein), the Gualcamayo mine, the Emigrant Springs mine, the Mine Waste Solutions project, the Santa Elena Mine (as defined herein), the Ming mine, the Black Fox Mine (as defined herein), the Hugo North Extension and Heruga deposits, the Karma project, the mines underlying the Sandstorm Gold portfolio of royalties, the Bachelor Lake Mine, the Mt. Hamilton mine, the Prairie Creek project, the San Andres mine, the Bomboré project and the Bracemac-McLeod mine. Documents incorporated by reference, such as the audited consolidated annual financial statements of the Corporation as at, and for the years ended, December 31, 2014 and 2013 and related management’s discussion and analysis as well as the unaudited condensed consolidated interim financial report of the Corporation as at June 30, 2015 and 2014, and for the three and six months ended June 30, 2015 and 2014 and related management’s discussion and analysis, include forward-looking information with respect to, among other things, the Corporation’s corporate development and strategy.

Forward-looking information is based on assumptions management believes to be reasonable, including but not limited to the continued operation of the mining operations from which Sandstorm Gold will purchase gold and other precious metals, no material adverse change in the market price of commodities, that the mining operations will operate in accordance with their public statements and achieve their stated production outcomes, and such other assumptions and factors as set out therein.

Although Sandstorm Gold has attempted to identify important factors that could cause actual actions, events or results to differ materially from those contained in forward-looking information, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that such information will prove to be accurate, as future actions and events and actual results could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on forward-looking information.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with the securities commissions or similar authorities in each of the provinces of Canada, except the Province of Québec. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Sandstorm Gold Ltd. at Suite 1400, 400 Burrard Street, Vancouver, British Columbia, V6C 3A6, telephone (604) 628-1107, and are also available electronically at www.sedar.com. Documents filed with, or furnished to, the SEC are available through the SEC’s Electronic Data Gathering and Retrieval System (“EDGAR”) at www.sec.gov. The filings of the Corporation through the System for Electronic Document Analysis and Retrieval (“SEDAR”) and through EDGAR are not incorporated by reference in this Prospectus except as specifically set out herein.

The following documents, filed by the Corporation with the securities commissions or similar authorities in each of the provinces of Canada, except the Province of Québec, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

(a)	the annual information form (the “Annual Information Form”) of the Corporation dated March 17, 2015 for the financial year ended December 31, 2014;

(b)	the audited consolidated annual financial statements of the Corporation as at, and for the years ended December 31, 2014 and 2013, together with the report of the independent registered public accounting firm thereon and the notes thereto;

(c)	management’s discussion and analysis for the year ended December 31, 2014;

(d)	the unaudited condensed consolidated interim financial report of the Corporation as at June 30, 2015 and 2014, and for the three and six months ended June 30, 2015 and 2014, together with the notes thereto;

(e)	management’s discussion and analysis for the three and six months ended June 30, 2015;

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(f)	the management information circular of the Corporation dated April 2, 2015 prepared in connection with the annual meeting of shareholders of the Corporation held on May 22, 2015;

(g)	the material change report of the Corporation dated March 26, 2015 with respect to the acquisition by the Corporation of a 1% gross proceeds royalty over property in Lac de Gras in the Northwest Territories, Canada, including property constituting the Diavik mine operated by Rio Tinto plc; and

(h)	the business acquisition report of the Corporation dated May 15, 2015 with respect to the acquisition of 100% of the outstanding common shares of Gold Royalties Corporation.

Any document of the type referred to item 11.1 of Form 44-101F1 Short Form Prospectus under National Instrument 44-101 – Short Form Prospectus Distributions of the Canadian Securities Administrators filed by the Corporation with any securities commissions or similar regulatory authorities in Canada after the date of this Prospectus and all Prospectus Supplements disclosing additional or updated information filed pursuant to the requirements of applicable securities legislation in Canada during the period that this Prospectus is effective shall be deemed to be incorporated by reference in this Prospectus. These documents are available on SEDAR, which can be accessed at www.sedar.com. In addition, to the extent that any document or information incorporated by reference in this Prospectus is included in a report that is filed or furnished to the SEC on Form 40-F, 20-F or 6-K (or any respective successor form), such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement on Form F-10 of which this Prospectus forms a part. In addition, if and to the extent indicated therein, we may incorporate by reference in this Prospectus documents that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed in its unmodified or superseded form to constitute a part of this Prospectus.

Upon a new annual information form and the related annual consolidated financial statements being filed by us with the appropriate securities regulatory authorities during the currency of this Prospectus, the previous Annual Information Form, audited consolidated annual financial statements and all unaudited condensed consolidated interim financial reports, material change reports, and all Prospectus Supplements filed by us prior to the commencement of our fiscal year in which the new annual information form and the related annual consolidated financial statements is filed will be deemed no longer to be incorporated by reference in this Prospectus for purposes of future offers of Securities hereunder. Upon a management information circular in connection with an annual meeting being filed by us with the appropriate securities regulatory authorities during the currency of this Prospectus, the management information circular filed in connection with the previous annual meeting (unless such management information circular also related to a special meeting) will be deemed no longer to be incorporated by reference in this Prospectus for purposes of future offers of Securities hereunder.

A Prospectus Supplement containing the specific terms of any Offering of Securities will be delivered to purchasers of Securities together with this Prospectus and will be deemed to be incorporated by reference in this Prospectus as of the date of the Prospectus Supplement and only for the purposes of the Offering to which that Prospectus Supplement pertains.

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DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed or furnished with the SEC as part of the registration statement of which this Prospectus forms a part insofar as required by the SEC’s Form F-10: (i) the documents listed under the heading “Documents Incorporated by Reference”; (ii) Audited Consolidated Financial Statements of Gold Royalties Corporation as at December 31, 2014 and 2013 and for each of the years ended December 31, 2014 and 2013, together with the report of the independent registered public accounting firm thereon and the notes thereto; (iii) powers of attorney from our directors and officers, as applicable (included on the signature page to the registration statement); (iv) the consent of Deloitte LLP; (v) the consent of Davidson & Company LLP; (vi) the consent of each expert or “qualified person” (for the purposes of NI 43-101) listed on the Exhibit Index of the registration statement; and (vii) the consent of Canadian counsel, Cassels Brock & Blackwell LLP.

THE COMPANY

The Corporation is a growth focused resource based company that seeks to acquire gold and other precious metal purchase agreements (“Gold Streams”) and royalties from companies that have advanced stage development projects or operating mines. In return for making upfront payments to acquire a Gold Stream, Sandstorm Gold receives the right to purchase, at a fixed price per ounce, a percentage of a mine’s gold, silver, or other commodity production for the life of the mine. Sandstorm Gold helps other companies in the resource industry grow their businesses, while acquiring attractive assets in the process. The Corporation is focused on acquiring Gold Streams and royalties from mines with low production costs, significant exploration potential and strong management teams. The Corporation has a portfolio of 72 Gold Streams and royalties, of which 14 are producing.

Recent Developments

Acquisition of Diavik Mine Royalty

On March 23, 2015, the Corporation acquired a 1% gross proceeds royalty over property in Lac de Gras in the Northwest Territories, Canada, including property constituting the Diavik diamond mine operated by Rio Tinto plc.

Acquisition of Gold Royalties Corporation

On April 28, 2015, the Corporation acquired 100% of the outstanding common shares of Gold Royalties Corporation. Gold Royalties Corporation had approximately $2 million in cash and a portfolio of royalties on 12 mining projects located in Canada, including one royalty that is generating cash flow from gold production.

Restructuring with Luna Gold Corp.

On March 20, 2015, the Corporation announced that it had agreed to restructure its Gold Stream on Luna Gold Corp.’s (“Luna”) Aurizona project in Brazil (“Aurizona Mine”) and its outstanding loan. Under the terms of the restructuring, which closed on June 30, 2015, the Gold Stream on the Aurizona Mine was terminated (to be effective by no later than September 30, 2015) and then replaced by two net smelter return royalties (the “Aurizona Project NSR” and the “Greenfields NSR”) and a convertible debenture. The Aurizona Project NSR is a sliding scale royalty based on the price of gold as follows: 3% if the price of gold is less than or equal to U.S.$1,500 per ounce; 4% if the price of gold is between U.S.$1,500 per ounce and U.S.$2,000 per ounce; and 5% if the price of gold is greater than U.S.$2,000 per ounce. The Greenfields NSR covers the 190,073 hectares of exploration ground held by Luna and is a 2% net smelter return royalty.  Luna has the right to purchase one-half of the Greenfields NSR for U.S.$10 million at any time prior to commercial production.  Sandstorm Gold holds a right of first refusal on any future streams or royalties on the Aurizona project and Greenfields.  The debenture is a U.S.$30 million debenture bearing interest at a rate of 5% per annum (the “Debenture”). The Debenture is payable in three equal annual tranches of U.S.$10 million plus accrued interest beginning June 30, 2018. Luna has the right to convert principal and interest owing under the Debenture into common shares of Luna, up to a number of common shares held by the Corporation which is below 20% of the outstanding common shares of Luna.  Additionally, the maturity date of the existing loan has been extended from June 30, 2017 to June 30, 2021, the interest rate has been revised to 5% per annum, payable in cash on the maturity date, and Luna is subject to a default rate of interest equal to 10% per annum.

On June 30, 2015, Luna also completed a private placement equity financing of 100 million units (“Luna Units”) with Pacific Road Resources Fund II  for $10 million and a $20 million senior secured note which, upon closing, resulted in Luna receiving gross proceeds of $30 million (the “Financing”).  Each Luna Unit is comprised of one common share of Luna and one Class A common share purchase warrant.  Each Class A common share purchase warrant is exercisable at a price of $0.125 per Luna common share and is exercisable for a term of five years.  The Corporation also participated in the Financing by subscribing for 24.7 million Luna Units at a purchase price of $2.47 million.

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Summary of Mineral Reserves and Mineral Resources

The following tables set forth the updated estimated Mineral Reserves and Mineral Resources (gold only) for the projects or mines relating to which the Corporation has material purchase agreements, adjusted where applicable to reflect the Corporation’s percentage entitlement to gold produced from such projects or mines, as of December 31, 2014, unless otherwise noted. The tables are based on information available to the Corporation as of the date of this Prospectus, and therefore will not reflect updates, if any, after such date:

attributable Proven and Probable MINERAL Reserves

(As of DECEMBER 31, 2014, unless otherwise noted)

Property	Proven			Probable			Proven & Probable
	Tonnage	Grade	Contained	Tonnage	Grade	Contained	Tonnage	Grade	Contained
	kt	(grams per tonne)	(ounces)	kt	(grams per tonne)	(ounces)	kt	(grams per tonne)	(ounces)

Bachelor Lake Mine (20 - 25)	39	8.33	10,349	130	7.1	29,687	169	7.38	40,036
Black Fox Mine - Open Pit (26 - 35)	-	-	-	70	2.2	4,880	70	2.2	4,880
Black Fox Mine – Underground (26 - 35)	-	-	-	99	7.5	24,000	99	7.5	24,000
Black Fox Mine – Stockpile (26 - 35)	72	1.1	2,480	-	-	-	72	1.1	2,480
Santa Elena Mine – Underground (36, 37, 40, 41)	-	-	-	796	1.67	42,800	796	1.67	42,800
Santa Elena Mine – Open Pit (36, 38, 39)	-	-	-	24	2.75	2,200	24	2.75	2,200
Santa Elena Mine - Leach Pad Reserves (36, 39, 41)	-	-	-	669	0.65	14,000	669	0.65	14,000
TOTAL CONTAINED GOLD			12,829			117,567			130,396

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attributable Measured AND Indicated MINERAL Resources

(As of DECEMBER 31, 2014, unless otherwise noted)

Property	Measured			Indicated			Measured & Indicated
	Tonnage	Grade	Contained	Tonnage	Grade	Contained	Tonnage	Grade	Contained
	kt	(grams per tonne)	(ounces)	kt	(grams per tonne)	(ounces)	kt	(grams per tonne)	(ounces)

Aurizona Mine (1 - 19)	1,845	1.4	82,790	8,982	1.4	403,750	10,827	1.4	486,540
Bachelor Lake Mine (20 - 25)	39	8.8	10,901	130	7.49	31,270	168	7.79	42,171
Black Fox Mine - Open Pit (26 - 35)	-	-	-	69	2.2	4,880	69	2.2	4,880
Black Fox Mine – Underground (26 - 35)	-	-	-	145	8.9	41,280	145	8.9	41,280
Black Fox Mine – Stockpile (26 - 35)	72	1.1	2,480	-	-	-	72	1.1	2,480
Santa Elena Mine (36, 37, 40, 41, 42)	-	-	-	223	1.39	10,000	223	1.39	10,000
TOTAL CONTAINED GOLD			96,171			491,180			587,351

ATTRIBUTABLE INFERRED MINERAL RESOURCES

(AS OF DECEMBER 31, 2014, UNLESS OTHERWISE NOTED)

Property	Inferred
	Tonnage	Grade	Contained
	kt	(grams per tonne)	(ounces)
Aurizona Mine (5 - 19)	509	1.12	18,360
Bachelor Lake Mine (20 - 25)	85	6.52	17,873
Black Fox Mine Underground & Open Pit (26 - 35)	20	8.3	5,440
Santa Elena Mine (36, 37, 40, 41, 42)	113	1.69	6,200
TOTAL CONTAINED GOLD			47,873

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All Mineral Reserves and Mineral Resources set forth above have been estimated in accordance with the CIM Standards and NI 43-101.

Aurizona Mine

(1)	Luna Mineral Resource update effective as at December 31, 2014.
(2)	On February 17, 2015, Luna withdrew its Mineral Reserves. Accordingly, no Mineral Reserves are reported at this time pending further evaluation of the project by Luna.
(3)	The model was depleted to the end of month topography December 2014.
(4)	Gold ounces exclude metallurgical recoveries.
(5)	The Qualified Person (“QP”), as defined by NI 43-101, for the technical information regarding the Aurizona Mine contained in this document, including the review and verification of the Mineral Resource estimates as detailed above, is Marc Leduc, P.Eng, who is the President and Chief Executive Officer of Luna.
(6)	Open Pit resources (Whittle pit® optimization) are constrained by a 0.30 grams per tonne gold grade domain and stated at the following cut-off grades for Piaba, Boa Esperança, Ferradura and Conceiçao: Laterite & Saprolite - 0.322 grams per tonne gold, Transition - 0.364 grams per tonne gold and Fresh Rock - 0.400 grams per tonne gold based on a gold price of $1,350 per ounce, pit slopes of 41 degrees for Laterite/Saprolite, 46 degrees for Hard SAP/Transition and 56 degrees for Fresh Rock, mining cost of U.S.$2.69 per tonne Laterite/Saprolite, U.S.$2.72 per tonne Transition/Hard SAP and U.S.$2.90 per tonne Fresh Rock; process cost of U.S.$11.04 per tonne Laterite/Saprolite, U.S.$13.11 per tonne Transition/Hard SAP and U.S.$14.02 Fresh; and G&A cost of $3.08 per tonne (milled), recoveries of 91% (Laterite/Saprolite/Transition/Hard SAP/Fresh) and selling cost of U.S.$20.50 per ounce.
(7)	Open Pit resources (Whittle pit® optimization) are constrained by a 0.30 grams per tonne gold grade domain and stated at the following cut-off grades for Tatajuba: Laterite & Saprolite - 0.368 grams per tonne gold, Transition - 0.411 grams per tonne gold and Fresh Rock - 0.447 grams per tonne gold based on the same parameters as outlined above plus an additional cost of U.S.$2.00 per tonne for transportation to the Aurizona mill.
(8)	Aurizona topography is current as of December 31, 2014 for the Mineral Resources.
(9)	Maptek's Vulcan v8.1.4 was used in the Mineral Resources estimation including compositing and grade estimation. Internal waste blocks are included inside the 0.44 grams per tonne gold grade shell.
(10)	Internal waste blocks were designated through indicator kriging. Gold was estimated separately in the internal waste blocks and the mineralized blocks by the ID3 algorithm.
(11)	Block dimensions are ten metres x five metres in the xy plane x three metres on the z axis. Sub-blocking to one metre x one metre in the xy plane and three metres in the z axis was performed at the 0.30 grams per tonne gold grade domain margins and at topography.
(12)	The Aurizona Mine Mineral Resource estimates are supported by the following number of individual specific gravity measurements: Piaba – 13,319; Boa Esperança - 1,273; Ferradura - 1,000; Conceiçao - 473. Tatajuba specific gravity was based on the Piaba data in 2008 when the Tatajuba resource was estimated.
(13)	The Piaba database contains 77,573 metres in 941 holes.
(14)	The Boa Esperança database contains 9,015 metres in 246 holes and the Tatajuba database consists of 4,740 metres in 45 holes.
(15)	The Ferradura database contains 5,398 metres in 157 holes and the Conceição database consists of 2,834 metres in 101 holes.
(16)	The following capping values were used prior to compositing: Piaba (Laterite - 10 grams per tonne gold, Saprolite – 20 grams per tonne gold, Transition/Fresh Rock - 30 grams per tonne gold), Tatajuba - ten grams per tonne gold, Boa Esperança - six grams per tonne gold, Ferradura - ten grams per tonne gold and Conceição – three grams per tonne gold.
(17)	Tonnes are rounded to the nearest 1,000. Ounces are rounded to the nearest 1,000 and small tonnage and grade differences may be found due to rounding.
(18)	Mineral Resources are not known with the same degree of certainty as Mineral Reserves and do not have demonstrated economic viability.
(19)	There may be political, environmental, legal and other risks that may materially affect the Mineral Resource estimates.

Bachelor Lake Mine

(20)	Bachelor Lake mine (the “Bachelor Lake Mine”) Mineral Reserves are included in the Mineral Resources.
(21)	The QP for the technical information regarding the Bachelor Lake Mine contained in this document, including the review and verification of the Mineral Reserves and Mineral Resources estimates as detailed above, is Pascal Hamelin, P.Eng, Vice President of Metanor Resources Inc. The Mineral Reserves are classified as Proven and Probable, and are based on the CIM Standards.
(22)	The underground Mineral Reserves have been calculated using a cut-off grade of 3.43 grams per ton, recovery of 90%, and dilution of 10% in the stoping areas.
(23)	Proven and Probable Mineral Reserves are a subset of Measured and Indicated Mineral Resources.
(24)	Mineral Resources are not known with the same degree of certainty as Mineral Reserves and do not have demonstrated economic viability.
(25)	Bachelor Lake Mine Mineral Reserves and Mineral Resources are reported as of December 2010 and based on a gold price forecast per ounce using the Bloomberg consensus average gold price of: 2012: U.S.$1,381; 2013: U.S.$1,416; and 2014 and beyond: U.S.$1,177. Since December 2010, the Corporation has received 22,617 ounces of gold from the Bachelor Lake Mine which, when deducted from the Proven and Probable Mineral Reserves and the Measured and Indicated Mineral Resources for the Bachelor Lake Mine as set forth in the above tables, results in total adjusted ounces in each of these categories of 17,419 and 19,554 respectively.

Black Fox Mine

(26)	Black Fox Mine (the “Black Fox Mine”) Mineral Reserves are fully included in the Mineral Resources.
(27)	Black Fox Mine Mineral Reserves and Mineral Resources are reported as of December 31, 2014.
(28)	The QP for technical information regarding the Black Fox Mine contained in this document, including the review and verification of the Mineral Resources estimates as detailed above, is Harold Brisson, Eng, PhD, Resource Manager for Primero Mining Corp. (“Primero”). The QP for technical information regarding the Black Fox Mine contained in this document, including the review and verification of the Mineral Reserves estimates as detailed above is Clifford Lafleur, P.Eng, Director of Technical Services for Primero.

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(29)	The average gold grade for Proven and Probable Mineral Reserves is adjusted for dilution while Measured and Indicated Mineral Resources are not. Contained metal in estimated Mineral Reserves remains subject to metallurgical recovery losses.
(30)	Mineral Reserves and Mineral Resources are based on U.S.$1,200 per ounce gold for 92% of production and U.S.$500 for gold sold through the Sandstorm Gold gold stream agreement.
(31)	Open pit Mineral Reserves and Mineral Resources are reported at 0.90 grams per tonne cut-off and the underground Mineral Reserves are reported at 3.7 grams per tonne cut-off and the underground Mineral Resources are reported at 3.4 grams per tonne cut-off.
(32)	Open pit Mineral Reserves are based on the current life-of-mine pit design and assume 20% dilution of Mineral Resources and any block that contains more than 30% voids, from historic underground workings, has been omitted from the Mineral Reserves estimate.
(33)	An exchange rate of $1.10=U.S.$1.00 was used in the gold cut-off grade calculations.
(34)	While the results are presented undiluted and in situ, the reported Mineral Resources are considered to have reasonable prospects for economic extraction.
(35)	The number of metric tonnes was rounded to the nearest thousand. Any discrepancies in the totals are due to rounding effects.

Santa Elena Mine

(36)	The QP for the technical information regarding the Santa Elena mine (the “Santa Elena Mine”) contained in this document, including the review and verification of the Mineral Reserves and Mineral Resources estimates as detailed above, is Nathan Eric Fier, C.P.G., P.Eng, Chief Operating Officer of SilverCrest Mines Inc. (“SilverCrest”).
(37)	Underground Probable Mineral Reserves are based on a cut-off grade of 2.49 grams per tonne gold equivalent with an average 10% dilution and 90% mine recovery. Average true thickness of the designed stopes is ten metres.
(38)	Open Pit Reserve is based on a cutoff grade of 0.20 grams per tonne gold equivalent in a constrained pit shell with applied capping of eight grams per tonne gold and 300 grams per tonne silver.
(39)	Leach Pad Reserve based on production and drill hole data for volumetrics and grade model using a cutoff grade of 0.5 grams per tonne gold equivalent. No capping was applied.
(40)	Mineral Resources exclude Mineral Reserves and are based on a 1.5 grams per tonne gold equivalent cut-off grade using assumptions for prices and recoveries as stated below. Capping was applied at 12 grams per tonne gold and 700 grams per tonne silver.
(41)	Underground and Leach Pad Mineral Reserves and Mineral Resources are based on LOMP metal price trends of U.S.$19.50 per ounce silver, U.S.$1,300 per ounce gold and metallurgical recoveries of 92% gold and 67.5% silver with a metal ratio of silver:gold at 70:1 used for grade cut-off determination.
(42)	Mineral Resources are not known with the same degree of certainty as Mineral Reserves and do not have demonstrated economic viability.

Aurizona Mine, Brazil

A technical report was prepared in accordance with NI 43-101 entitled “NI 43-101 Technical Report, Aurizona Mine Update, Brazil” dated and effective March 27, 2015 (the “New Aurizona Report”). The New Aurizona Report presents an update on the Aurizona Mine mining operations, including updated Mineral Resources and the withdrawal of all Mineral Reserves.

The following description of the Aurizona Mine has been summarized, in part, from the New Aurizona Report and readers should consult the New Aurizona Report to obtain further particulars regarding the Aurizona Mine. The New Aurizona Report is available for review under Luna’s profile on the SEDAR website located at www.sedar.com. Information that updates the information in the New Aurizona Report has been provided by Luna. Certain capitalized terms in this section not otherwise defined have the meanings ascribed to them in the New Aurizona Report.

The Aurizona Mine is owned by Mineração Aurizona S.A. (“Mineração Aurizona”), which is in turn wholly-owned by Aurizona Goldfields Corporation (“Aurizona Goldfields”), a wholly-owned subsidiary of Luna.

Project Description and Location

The Aurizona Mine is located in the municipality of Godofredo Viana in the state of Maranhão, northeastern Brazil between the cities of São Luis and Belém. The area is centered at Latitude 01º30’ south and Longitude 45º76’ west on the northern coast of Brazil, 320 kilometre due northwest of the capital city of São Luis.

The Aurizona Mine consists of an open pit mine, gold processing plant, and property containing several gold deposits and exploration targets. The Aurizona property contains a mining license, totaling 9,981 hectares, and three exploration licenses totaling over 5,427 hectares. Included within Aurizona are the Piaba, Tatajuba, Boa Esperança, Ferradura and Conceição gold deposits and over ten near-mine exploration targets, which are being actively explored by Luna.

As at December 31, 2014, Luna had acquired approximately 1,795 hectares of the surface rights required for the operation.

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Luna materially complies with Brazilian Federal, State and Municipal environmental laws and regulations in all material respects. Aurizona Goldfields is currently reviewing all environmental and operating permits that are required for current and future operations. Certain of Luna’s permits and licences are not sufficient for the scope of Luna’s operations, which could result in fines and other possible sanctions.

Public consultation and community assistance and development programs are ongoing. Implementation of sustainable development initiatives for the communities of Aurizona, Godofredo Viana and other communities within close proximity commenced in 2010.

The present Brazilian legislation requires major approvals by two different regulatory authorities. A mining license is granted by the Brazilian National Department of Mineral Production (“DNPM”) after the approval of a Final Exploration Report and reviews of the PAE while the State Environmental Department (“SEMA”) approves the operating license (Licença de Operação (“LO”). Parallel to this DNPM approval process, the environmental agencies provide approvals of the Environmental and Social Impact Study, environmental management control program, deforestation license (if applicable) and conceptual closure plans. The Environmental Impact Studies were completed in 1995 and submitted to regulatory authorities for review and approval. The Maranhão Secretary of State for the Environment and Natural Resources (“SEMA-MA”) issued Aurizona Goldfield’s original Operating License on July 11, 2007 to initiate the mining and processing of gold within the limits of Mining License DNPM No. 800.256/1978, an area comprising 9,981.47 hectares. The LO, No. 259/2007, was valid until December 11, 2009 and was renewed on March 22nd, 2010 generating the LO No. 108/2010, valid for two (2) years until March 22nd, 2012. A renewal request was timely submitted 120 days before expiry date, generating the SEMA Process 2343/2011. This LO´s validity automatically continues until renewed or revoked.

Luna temporarily suspended mining activities in February 2015 and will continue to process a mineralized stockpile through to approximately August 2015. In preparation of the temporary shutdown, Luna submitted a complete Care and Maintenance Plan to the DNPM in March 2015. Article 47 of the Brazilian Mining Code, establishes that the suspension of mining activities must be preceded by a previous notice to the DNPM, and that while the activities are temporarily suspended, the mine should be kept in good condition to allow for the future resumption of mining activities. When the company is ready to resume operations, they must file an application with the DNPM and include the plan for the orderly resumption of mining activities. During the period of care and maintenance, Luna plans to continue exploration activities and complete a prefeasibility study incorporating a hardrock crushing and grinding circuit in addition to completing the already submitted EIA for the Tatajuba mining concession. Resumption of operations will require additional financing.

The mining license DNPM No. 800.256/1978 is subject to a government royalty of 1% while all exploration licenses are subject to an annual exploration tax according to the claim size and time held.

The Aurizona region has a long tradition as a gold producer, almost solely from garimpeiros. An inspection conducted in 1989 by the Ministry of Mines and Energy and the State Secretariat for the Environment for Maranhão verified the uncontrolled exploitation of the area by prospectors and concluded the area was contaminated. During the EIA/RIMA process, levels of mercury were measured. In August 2009, several soil, sediments, and water mercury assays were performed on areas potentially impacted by mining activities by garimpeiros at Aurizona. Mercury was detected in soil and sediment samples; however, the values were lower than reference values required for contaminated areas intervention.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

The Aurizona Mine is on the Atlantic coast within three kilometres of an ocean inlet. The coastline is characterized by the occurrence of mangrove swamps and has an elevation of two metres to three metres above sea level in and on the edges of saline waterways. The vegetation consists of grasses in the low-lying areas with denser tropical vegetation consisting of larger shrubs, vines, and hardwood tropical trees on the low rounded hills. The elevation at Aurizona Mine varies from zero metres to 90 metres above sea level. The isthmus that joins the Aurizona peninsula to the mainland consists of low-lying flats that are subject to mild (+20 centimetres) flooding at high tides. This does not affect project access.

The Aurizona Mine is accessible by road, water and air. All year road access is available from the state capital cities of Belém, Pará (400 kilometres), and São Luis, Maranhão (320 kilometres). There is helicopter access directly to the operating plant and an air strip approximately 30 minute drive away from the camp facilities located in the town of Godofredo Viana, Maranhão, Brazil.

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The climate at Aurizona is tropical, often humid, with annual rainfalls of up to 3,000 millimetres. The rainy season occurs from mid-December to mid-July, with the heaviest rains from February through May. The area is close to the equator and has relatively steady temperatures, ranging from an average low of 24 degrees Celsius to an average high of 31 degrees Celsius. While rains are generally intense, the project has year round exploration activities and operations.

Luna controls sufficient surface rights for required infrastructure and operation at Aurizona which, though located in a remote region of Brazil, benefits from a local population of inexpensive labour and the availability of local infrastructure. Mining personnel comprises, to a large extent, local workforce from the region, particularly in respect of operations and technical services.

Grid power is supplied by the Companhia Electrica de Maranhao (“CEMAR”). As of July 2012, CEMAR was able to guarantee the supply of 4.6 megawatts of power. In addition to grid power, Luna relies on three 2.5 MVA generators that act as a backup. A forth generator is on site, but has not been installed yet. It is predicted that CEMAR will have sufficient capacity for continual operations in 2015 and beyond.

The Aurizona Mine consists of an open pit mine, process plant, tailings storage facilities (“TSF”), maintenance facilities, administration buildings, and camp facilities. Luna has installed satellite communications to utilize voice over internet protocols (VoIP for telephones) and internet protocols (for regular computer business) and uses existing telephone land lines and local cellular services. Mining operations utilize two-way radio communication. Potable water is supplied from an existing case well and from the municipal water treatment plant. Process plant water comes from the TSF.

The tailings dam was raised to 29.5 metres in 2014, and a further raise to 31.6 metres has been designed. Conceptual studies to conduct a further raise up to 45 metres are being evaluated. There are two other potential locations for extra tailings dam capacity, Sao Lorenço and Barriguda. Preliminary studies for these areas together with the total capacity of the current dam provide a potential total capacity of 67 million tonnes.

History

The Aurizona region has a long history of gold production dating back to the Jesuits in the 17th Century. There are anecdotal reports that companies were active in the area in the 1880’s, but that they left due to problems with the indigenous Urubus people. In 1912, there was considerable activity around the village of Aurizona and again in 1931 when the government declared a “free mining area except for the tax on gold production payable to the State”. Garimpeiros have been active in the region, on a discontinuous basis since that time.

From 1978 to 1985, Brascan started exploration programs in the Aurizon region through its subsidiary companies. In 1988, Mineração Aurizona, which was a subsidiary of Brascan at the time, received a license to mine and in 1991, a joint venture agreement was signed between Cesbra S/A, a Brascan Brasil subsidiary, and Unamgen, an exploration subsidiary of Gencor Ltd. (“Gencor”). Initial work at Aurizona was carried out by Unamgen as the joint venture operator from 1991 to 1993 and was focused on identifying bulk tonnage, gold deposits amenable to open pit mining methods. Gencor sold its gold assets in Brazil to Eldorado in 1996, and the latter assumed work as operator and commenced additional drilling work on the property. In 2007, Luna acquired Mineração Aurizona from both Brascan and Eldorado pursuant to a purchase agreement to acquire all of the outstanding shares of Aurizona Goldfields, which holds the Aurizona Mine assets through Mineração Aurizona.

Historic production from the Aurizona properties has been by garimpeiros mining in small pits and cannot be quantified. Luna’s production for 2010 – 2014 is detailed below under “Mining Operations”.

Geological Setting

The Aurizona Mine is located within the São Luis Craton (“SLC”), an eastern extension of the Guyana Shield which contains several major Proterozoic gold deposits (e.g., Las Cristinas, Omai and Rosebel) extending from Venezuela to Brazil. The SLC consists of the Paleoproterozoic Aurizona Group metavolcano-sedimentary succession, volcanics and granitoids of the Tromaí Intrusive Suite covered by Phanerozoic sedimentary basin deposits and recent coastal sediments. The Aurizona Group hosts the Aurizona area, including the Piaba, Tatajuba, Boa Esperança, Ferradura and Conceição deposits and several near mine exploration targets. It consists of a well-developed metavolcano-sedimentary sequence of schists, intermediate to mafic metavolcanic rocks, in addition to subordinate quartzites, banded iron formation (“BIF”) and metachert intruded by diorite, quartz-diorite and tonalite which collectively define a local Greenstone Belt sequence.

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The Piaba deposit is a 3.3 kilometre long shear-hosted orogenic gold deposit which trends east/northeast and is hosted in a northern hanging wall sequence composed mainly of tonalite, diorite and quartz-diorite intrusives. A distinctive graphitic volcano-sedimentary sequence forms a structural footwall limiting the deposit to the south. The host tonalite intrusive is medium to coarsely crystalline and shows a typical cataclastic texture. The mineralized zone dips steeply to the north/northwest and gold occurs disseminated with sulphide and also in several generations of quartz veins with the hosted intrusive rock. Hydrothermal alteration is intense and is dominated by sulphide (pyrite, pyrrotite and chalcopyrite), carbons material (e.g. graphite), sericite and quartz within and near orebodies. Chlorite - carbonate- epidote - sericite are distal hydrothermal alteration halos. The Tatajuba, Boa Esperança, Ferradura and Conceição deposits and near mine exploration targets have similar geology to Piaba.

The Aurizona area consists of a peneplain dissected into rounded flat knolls and bordered and interdigitated with Holocene marine and fluvio-marine sediments. The mineralized sequence is weathered to a vertical depth of more than 60 metres, below which primary gold mineralization occurs in less weathered, sulfide-bearing rocks. Luna utilizes a classification to standardize the weathering profile within the deposit, which includes Laterite, Saprolite, Fresh Rock, and an intervening Transitional zone. Laterite and saprolite are classed as oxide mineralization, the Fresh Rock as sulfide and the Transition Rock as predominately sulfide.

The Aurizona gold deposits comprise east/northeast and east-west-trending deposits containing average grades in the 0.75 grams per tonne gold to 1.65 grams per tonne gold range with gold values locally attaining 30 grams per tonne gold or higher within the major east/northeast trending Aurizona Shear Zone.

Exploration

Initial exploration work was carried out by a number of different companies between 1991 and the time that Luna acquired the Aurizona Mine in January 2007. Exploration activities included airborne and ground geophysical surveys, regional soil surveys, geological mapping and rock sampling, and auger, core and reverse circulation drilling. Luna acquired the Aurizona Mine through a corporate acquisition from Brascan and Eldorado and commenced exploration soon after. All exploration programs at the Aurizona Mine were based at the Aurizona Mine exploration camp. Luna conducts its surveys and exploration programs with its own personnel and contracted drilling companies.

The Aurizona Mine has few rock outcrops and geophysical surveys were used to identify structural trends and to refine the geological interpretation of the area. Airborne magnetic and radiometric surveys were used to identify structural trends and ground electro-resistivity was used in locating the footwall of the structure. Because of the lack of outcrop, mapping is most useful in the garimpeiro pits.

Mineralization

Piaba is a variable width (10 to 50 metres), tabular, auriferous deposit of low grade (typically less than two grams per tonne gold), which stretches for 3.3 kilometres, has already been investigated to a depth of 600 metres and remains open to both sides and at depth. It is oriented in an east/northeast to west/southwest direction and is steeply dipping to north/northwest.

The main style of mineralisation in Piaba is hosted in cataclastic tonalite, with blue quartz porphyries and plagioclase, which appears surrounded by a matrix of chlorite, sericite, carbon material / graphite as well as a small amount of pyrite (< 5%) and traces of pyrrhotite and chalcopyrite. Locally, this rock exhibits, narrow, ductile to brittle shear zones, where an incipient mylonitic foliation can be found, shear bands with the intrusion of quartz-carbonate-sulphides, local brecciation and dissemination of carbon material, infilling the interclastic spaces.

The suggested mechanism for the fixation of gold in this style of mineralisation results from the reaction obtained from the mixing of the auriferous mineralizing hydrothermal fluids (magmatic or metamorphic) with the reducing carbonate fluids along the high permeability zones produced by the cataclasis and brecciation of the rocks during their movements in the crust or tectonic post-crystallisation.

A second style of mineralisation is also related to the occurrence of coarse and free visible gold, at the margin and halo of extensional quartz veins, suggesting that the pressure relief mechanism and infilling of open fractures allowed for the fixation and deposition of coarse gold in quartz veins, with thin reaction halos to inexistent with the host rock.

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Drilling

Luna conducted resource definition core drilling between 2007 and 2014 at the Aurizona Mine to expand the gold Mineral Resource and further define the geological model. Luna also conducted certain short reverse circulation programs and completed soil surveying covering the Aurizona Mine in addition to ground magnetic surveys, auger drill programs and trenching programs at several near mine targets.

All diamond and reverse circulation drilling is oriented perpendicular to the strike of nearly vertical structures, at hole dip angles between 50 degrees and 80 degrees. The historic RC holes were generally sampled at one metre intervals with some samples at two metre intervals. The historic core was sampled at a nominal one metre interval, although the sample length had considerable variation between 0.1 and two metres. Luna routinely samples the core at two metre intervals in barren hanging wall and footwall rocks and reduces the sample interval to one metre or less within the orebody. The sampling procedures follow industry best practices.

All core is systematically photographed and logged for lithology, structures, alteration, mineralization and geotechnical characterization.

Sampling and Analysis and Security

Sample interval selection is the task of the geologist responsible for core logging. The sample interval is a nominal 2.0 metres in barren hanging wall rocks which is reduced one metre or less within the mineralization. Intervals should not be greater than 2.50 metres nor less than 0.20 metres. Sample intervals are selected on the basis of lithology, mineralogy, weathering, structures and veins.

Core is consistently sampled on one side (right – red line). The remaining core half is stored in the box for future reference.

Samples are placed in pre-labeled thick polythene bags and closed with sealed ties. All samples are double bagged for added security. Each core sample has a specific pre-numbered sample ticket with the prefix DH-. Internal Quality Assurance/Quality Control (“QA/QC”) samples (blanks, certified reference materials (“CRM”) and quarter core duplicates) are assigned routine DH- numbers and tickets.

Samples from reverse circulation are collected on one metre intervals is collected. No sample processing or quartering is conducted on the project. The samples are shipped to the commercial assay laboratory where they are dried and processed in the same manner as drill core samples.

All samples are transported to the commercial transport company by truck and one Luna representative accompanies all sample shipments. Instructions to the laboratories are provided via detailed requisition forms outlining the complete procedures for sample preparation and assay which include that the entire sample must be milled prior to the removal of aliquots for analysis. A complete paper trail of requisition forms to the laboratory, delivery reports and work order receipts is maintained at the project site. All the laboratories are ISO 9001 certified.

All reject and pulp samples are returned to Luna on a regular basis. These samples are checked for consistency and to ensure that return QA/QC samples correspond with the originals. They are sealed in new sample bags and stored for future reference.

Industry standard QA/QC is conducted to ensure high quality drill data. QA/QC consists of two parts, namely QA (Quality Assurance) which consists of the design or planning of sampling program and QC (Quality Control) defined by the active procedures used during sampling to monitor, detect and correct errors to guarantee that results that are used in the project assessment meet the design specifications.

Luna’s QA/QC procedure is designed to implement controls on the sampling process in order that bias (error in accuracy) is null, variance (precision error) is minimal and sample switching is detected and corrected.

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Chain of custody is strictly maintained during transportation, sample collection, shipping and preparation to avoid tampering or inappropriate release of privileged information. Assay results are maintained confidential and only released to those on a need to know basis.

In addition, a single access point to the Aurizona Mine operation is secured by double gates and spikes allowing only authorized personnel to the working area. Radio communication with the supervisor is required prior to gaining access.

Updated Mineral Resource Estimate

In 2013 and 2014, Luna relogged 343 diamond drill holes totaling 61,226 metres at Piaba. The results of the relogging program were then incorporated into new 2D and 3D geological models to support the updated resource estimation. Luna staff conducted the updated resource estimation for Piaba using CAE Studio 3 (v3.24.25.0). The Mineral Resource estimations for Boa Esperança, Conceição, Ferradura and Tatajuba deposits were conducted using Maptek’s VulcanTM (v8.1.4) software. The Mineral Resource estimations for Piaba, Boa Esperança, Ferradura and Conceição include drilling through September 2012 and assays received through October 2012. The Tatajuba Resource estimation was completed in May 2008 with drilling completed through January 2008; no additional drilling has been done at Tatajuba since then. Diamond drill core from Tatajuba, Boa Esperança, Ferradura and Conceição were also relogged as part of the 2013/2014 relogging program.

The New Aurizona Report provides an updated Aurizona Mineral Resource Statement (as of December 31, 2014), as follows: (1 to 8)

Deposit	Type	Classification	Tonnes	Gold Grade	Contained Gold
			(000s)	(grams per tonne)	(ounces)
Piaba	Pit Constrained	Measured	10,854	1.40	487,000
		Indicated	49,363	1.42	2,246,000
		Measured and Indicated	60,217	1.41	2,733,000
		Inferred	892	0.87	25,000

Tatajuba	Pit Constrained	Indicated	1,380	1.40	62,000
		Inferred	810	1.39	36,000

Boa Esperança	Pit Constrained	Indicated	1,430	0.79	36,000
		Inferred	970	1.00	31,000

Conceição	Pit Constrained	Indicated	160	0.75	4,000
		Inferred	60	0.82	2,000

Ferradura	Pit Constrained	Indicated	500	1.65	27,000
		Inferred	260	1.65	14,000

Total	Pit Constrained	Measured	10,854	1.40	487,000
		Indicated	52,833	1.40	2,375,000
		Measured and Indicated	63,687	1.40	2,862,000
		Inferred	2,992	1.12	108,000

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(1)	Mineral Resources are stated at the following cut-off grades for open pit:
Piaba, Boa Esperança, Conceição and Ferradura
	- Laterite and Saprolite	0.322 grams per tonne gold
	- Transition	0.364 grams per tonne gold; and
	- Fresh rock	0.400 grams per tonne gold.
Tatajuba
	- Laterite and Saprolite	0.368 grams per tonne gold;
	- Transition	0.411 grams per tonne gold; and
	- Fresh rock	0.447 grams per tonne gold
(2)	Piaba topography is current as of December 31, 2014
(3)	Tonnes are rounded to the nearest 1,000; ounces are rounded to the nearest 1,000
(4)	Small tonnage and grade differences may be found due to rounding.
(6)	All Mineral Resources have been estimated in accordance with the CIM Standards and NI 43-101.
(7)	Mineral Resources that are not Mineral Reserves do not have a demonstrated economic viability.
(8)	The Mineral Resource estimates set out in the above table have been reviewed and verified by Marc Leduc, P.Eng, who is the President and Chief Executive Officer of Luna and is a qualified person under NI 43-101.

Withdrawal of Mineral Reserve Estimate

In respect of Luna’s withdrawal of its Mineral Reserve estimate, the New Aurizona Report states that, as a result of the recent relogging geological modelling, Luna concluded that most of the remaining saprolite thought to be amenable to processing through the existing plant was in fact too hard to economically process. As a consequence, mining operations have temporarily been suspended and the plant is currently processing a mineralized stockpile that will be exhausted around August 2015. A care and maintenance plan for the temporary suspension of activities was submitted to DNPM in March 2015. Future activities will focus on additional exploration work as well as preparation of a prefeasibility study that incorporates a crushing and grinding circuit into the existing process circuit so that the mineralized hardrock can be processed. There are no reported Mineral Reserve estimates for the New Aurizona Report because of the lack of additional licensed, soft saprolite that could be processed through the existing plan and the current inability to economically process mineralized hardrock.

Mining Operations

Luna’s historic mine production for the period 2010 – 2014 is shown below:

Description	2010	2011	2012	2013	2014	Total
Dry Ore (Tonnes)	747,329	1,275,652	2,155,203	1,934,176	2,014,237	8,126,617
Au g/t	1.15	1.30	1.21	1.43	1.22	1.27
Contained Ounces	27,642	53,313	83,709	88,854	79,008	332,526
Recovery %	59%	78%	87%	90%	87%	86
Recovered Ounces	15,759	43,055	74,269	79,229	74,622	286,934

Open pit mining began in the Piaba deposit in 2010, focusing principally on soft mineralized saprolite. Mining activities were temporarily suspended in the Piaba pit on February 4, 2015. Mill production will continue until depletion of the mill feed stockpiles in approximately August 2015. Once the stock pile is depleted, the mine, mill and tailings facilities will be temporarily placed on care and maintenance pending additional exploration work and an updated prefeasibility report. A care and maintenance plan was submitted for review and comment to DNPM in March 2015. Article 47 of the Brazilian Mining Code establishes that the suspension of mining activities must be preceded by a previous notice to the DNPM and that while the activities are temporarily suspended, the mine should be kept in good condition to allow for the future resumption of mining activities. During care and maintenance, Luna is required to conduct periodic, ongoing inspections and maintenance on fire prevention and control systems, geotechnical inspection and monitoring of the tailings dam and waste rock dump, site wide water management and effluent control systems among other information. When Luna is ready to resume operations, it must file an application with the CNPM and include the plan for the resumption of mining activities.

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Mineral Processing and Metallurgical Testing

The current processing plant utilizes conventional processing technologies for the production of gold doré bars. The gold doré bars are shipped to offsite gold refineries. The processing plant is comprised of the following circuits for the processing of oxide ore: ore receiving; crushing and grinding; pre-leach thickener; carbon in leach gold recovery; gold elution; carbon acid washing; gold electro winning; induction fusion furnace; tailings thickening; and neutralization of the tailings pulp. Prior to the pre-leaching thickener, a portion of the coarser material is collected by two Knelson concentrators for gravity gold recovery. A series of historical metallurgical test programs were carried out on the saprolite, laterite and unweathered mineralized material from Aurizona between 1994 and 2008. The results of these test programs were the basis for the feasibility study prepared for Aurizona Mine’s Piaba project, and have been discussed in an earlier NI 43-101 technical report. Additional metallurgical studies, including cyanidation testwork, comminution studies and solid/liquid separation studies have since been conducted and reported by Metcon Research.

Recovery Methods

The current process plant has been operational since June 2010 with ore being processed through the gravity concentration and CIL circuits. In 2012 process plant recovery enhancement initiatives were directed at improvements in CIL pulp carbon concentration, carbon inventory level and pre-leach circuit pulp feed density optimization.

In addition, a Phase 1 plant expansion that was focused on increasing the throughput of saprolite ore to a nominal rate of 10,000 tonnes per day was undertaken by Luna in 2013 and 2014 and partially completed, including much of the procurement program. However, the previous geological model did not properly forecast the existence of a harder saprolite unit that could not be processed efficiently in the current processing plant. As a result, the nominal throughput production targets cannot be met and the existing plant as well as the Phase 1 expansion has been rendered uneconomical to run.

Markets

Luna currently produces a high-grade doré gold product that is transported by air to either the Johnson Matthey or Metalor Refinery in North America. Luna’s bullion is sold on the spot market through a sales contract with Auramet Trading LLC. The terms contained within the sales contract are typical and consistent with standard industry practice. 17% of the gold production is sold to the Corporation at a fixed price pursuant to the terms of the gold stream between Luna and the Corporation.

Capital Costs

Future life of mine capital costs will be estimated by Luna subsequent to the development of its new mine plan and prefeasibility/feasibility study to incorporate a crushing and grinding circuit. Luna’s new mine plan will produce a schedule and cost for the mining and placement of ore and waste and will be the basis for all Luna’s future capital requirements.

Exploration and Development

As previously mentioned, mining activities were suspended in February 2015 and the plant is currently processing a mineralized stockpile through to approximately August 2015. The mine and plant will be temporarily placed on care and maintenance by August 2015, pending additional exploration and subject to securing financing and the preparation of a prefeasibility study which incorporates a hardrock crush and grind circuit.

Exploration potential in the near-term remains open for extensions within known mineralization, both along strike and at depth, and also with near mine deposits and several already identified targets hosted within Aurizona. Further studies and work is needed, including completion of a prefeasibility report for a hardrock crushing and grinding circuit to potentially convert the remaining Mineral Resource estimate to Mineral Reserves. Pending additional funding, results will be published in due course.

The following items have been identified by Luna as critical factors in successfully moving the project forward:

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Exploration Drilling

An exploration budget for infill drilling will focus on three main areas: the western extension of the Piaba pit; infill drilling within the existing Piaba pit; and the northeast offset target of the Piaba pit. The western extension and the northeast offset should be focused on generating additional soft saprolite as well as increasing hard rock resources continuing along the same strike as the current Piaba pit. The infill drilling within the existing Piaba pit should be focused on increasing the resource estimates, increasing the confidence in the resource classification, improving the knowledge of the ore’s hardness and improving operational mine planning and reconciliation performance.

Tailings Dam Raise

The tailings dam is currently at 29.5 metres crest elevation, and the facility will have no more effective tailings storage capacity when the facility enters into care and maintenance in the third quarter of 2015. A design has been completed to raise the dam to 31.6 metres, which would provide approximately two additional years of storage at current production levels. Once adequate financing has been secured by Luna, the dam raise should be a priority item and can be completed in one dry season. This raise will be required prior to restarting operations.

Hardrock Crush & Grind Prefeasibility Study

Prefeasibility and/or feasibility studies for a crush and grind circuit need to be completed so that the upcoming mineralized hardrock material can be processed and the resources and reserves updated to reflect the updated exploration program, as well as the upgraded process capacity. This will allow a mine plan to be developed based on a variety of blends consisting of both soft saprolite and hardrock.

Hydro-Geological Study and Site Water Management Plan

As the mine enters into the hardrock phase of mine operations, pit dewatering needs to be better evaluated to better prepare for increased depths. Further evaluation of ground water flows, surface run off, pit dewatering, and long term drainage plan is required for detailed designs. A site wide water management plan and water balance should be developed as a planning tool to better control inflows and outflows from the property as well as provide operational efficiencies. This includes further follow-up assessments to preliminary investigations of acid rock drainage and metals leaching.

Civil and Plant Improvements

The Phase 1 expansion was partially completed by Luna along with a significant portion of the procurement process. Much of the equipment is on site awaiting installation. It has been recommended to complete the installation of the waste treatment plant, carbon kiln, pressure elution column and the high intensity leach circuit in order to improve processing capacity and efficiencies for the restart.

Luna Greenfields Exploration District

Luna has provided the following information regarding its Greenfields exploration property.

The Greenfields property is located to the southwest and southeast of the Aurizona Mine and contains multiple shear zones and over 100 historic artisanal gold workings (garimpeiros). It consists of approximately 200,000 hectares of contiguous exploration licenses and is located within the São Luis Craton, southeast of the Guyana Shield, which hosts several major gold deposits including Rosebel and Las Cristinas. Geologic reconstruction of the South American and African continents places the São Luis Craton in close proximity to the Birimian Gold Belt of West Africa. Strong geologic and structural similarities exist between the São Luis Craton, the Guyana Shield and the West African Craton. The area is characterized by low relief and an extensive sedimentary cover sequence with deep weathering profiles.

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Historic exploration in the district was limited to soil and rock sampling, auger drilling, geophysical surveys and some shallow reconnaissance drill holes. Luna’s exploration activities completed to date have resulted in good regional geologic understanding and the identification of seven prospective, drill-ready targets along with many promising anomalies. Several different styles of mineralization including shear zone hosted, stock work structure, and disseminated gold are present. The work completed in 2014 included the consolidation and integration of geologic information along with geophysics and geochemical sampling programs, which have identified circular structures. This may indicate good potential for intrusion related styles of mineralization in addition to the general east/northeast-west/southwest structurally controlled mineralization. Regional geologic mapping has also shown a potential association between gold mineralization hosted within conglomeratic units associated with Paleozoic sedimentary basins.

Aurizona Mine Milestone

With a re-structured gold stream with the Corporation and a recapitalized balance sheet, Luna announced on June 30, 2015 that it will be in a position to undertake a work program which will have the ultimate goal of restarting operations at the Aurizona Mine. The proposed 18-month work program will involve significant infill drilling, updating of the geological model, calculating a new resource estimate, formulating a new, optimized mine plan, producing an updated prefeasibility study incorporating an upgraded crush and grind circuit and continuing the on-going licensing and permitting process to ultimately secure all the needed permits to restart the Aurizona Mine.

Santa Elena Mine, Sonora, Mexico

A new technical report was prepared in accordance with NI 43-101 entitled “Update to Santa Elena Pre-Feasibility Study, Sonora, Mexico” dated March 31, 2015, having an effective date of December 31, 2014 (the “New Santa Elena Report”). The New Santa Elena Report is available for review under SilverCrest’s profile on the SEDAR website located at www.sedar.com.

Information that updates the information in the New Santa Elena Report has been provided by SilverCrest. Certain capitalized terms in this section not otherwise defined have the meanings ascribed to them in the New Santa Elena Report.

Project Description and Location

The Santa Elena Mine is currently producing gold and silver from a 3,000 tonne per day operation including ore from the open pit and underground and reprocessing of heap leaching material using a new fully commissioned Merrill Crowe/CCD processing facility. The Santa Elena Mine project involves combined processing of ore from the remaining reserves in the open pit, updated reserves from underground development and reprocessing of spent ore from the existing heap leach pad. Commercial production for the 3,000 tonne per day mill and plant facility was declared on August 1, 2014. Underground development has been ongoing since January 2013 with commercial production declared on October 1, 2014. As of December 2014, the decline had been developed to approximately the 575 metre elevation with development drifts on the 700, 675, 650, 625, 600, and 575 metre levels (elevations above sea level). Underground stope production in late 2014 consisting of long hole stoping of Stope #1 which is located between the 575 to 600 metre levels and preparation and of stope #2 and #3.

The Santa Elena Mine is located in Sonora, Mexico, approximately 150 kilometres northeast of the state capital city of Hermosillo and seven kilometres east of the community of Banámichi. The Santa Elena Mine consists of nine contiguous concessions (the “Santa Elena Concessions”) covering approximately 9,424.54 hectares registered in the name of Nusantara de México, S.A. de C.V. (“Nusantara”), a wholly owned subsidiary of SilverCrest. Nusantara filed the Santa Elena 7 concession, which surrounds the other concessions. All concessions were ground surveyed by a registered land surveyor at the time of staking.

On December 8, 2005, Nusantara entered into an option agreement with Tungsteno de Mexico SA de C.V. (“Tungsteno”) to acquire a 100% interest in the Santa Elena Mine through staged option payments over five years for a total cost of $4.0 million paid in cash and SilverCrest shares. Payments were completed in August of 2009 with SilverCrest owning 100% of the Santa Elena Mine with no underlying royalties. SilverCrest has maintained all of the necessary permits for exploration and facilities at the Santa Elena Mine. In 2009, the Santa Elena Mine received its Manifestacion de Impacto Ambiental (“MIA”) and operating permit from Secretaría de Medio Ambiente y Recursos Naturales (“SEMARNAT”). Taxes based on the surface area of each concession are due in January and June of each year at a total annual cost of approximately $380,000 and have been paid to date. A further MIA was submitted to SEMARNAT in early January of 2013 for an amendment of the land use licence related to the underground expansion project and was approved in May 2013. The amendment approval allows for tailings facilities that were not previously required for the open pit and heap leach operation.

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All mining concessions in Mexico are valid for a period of 50 years. A mining concession in Mexico does not confer any ownership of surface rights. The Santa Elena Concessions are located on Ejido (community or co-op) land, and on November 12, 2007, a lease agreement with the surface owners was signed which allows SilverCrest access and authorization to complete exploration and mine operations activities for 20 years for a maximum of 841 hectares. The annual cost per year ranges from approximately $55,000 to $160,000 dependent on the number of hectares required. Lease obligations have been met to date.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

The Santa Elena Mine can be accessed year round by paved highways 90 kilometres east from Hermosillo to Ures, then 50 kilometres north along a paved secondary road to the community of Banamichi, then by a maintained gravel road that runs east for seven kilometres to the mine site. The Santa Elena Mine is located on the western edge of the north trending Sierra Madre Occidental mountain range geographically adjacent to the Sonora River Valley. Property elevations range from 800 metres above sea level to 1,000 metres above sea level. The property is located on the range front at a low elevation in relation to the mountains immediately east and west, respectively. Vegetation is scarce during the dry season, limited primarily to juvenile and mature mesquite trees and cactus plants. During the wet season, various blooming cactus, trees and grasses are abundant in drainage areas.

The climate is typical for the Sonoran desert, with a dry season from October to May. Average rainfall is estimated at 300 millimetres per annum. There are two wet seasons, July to September and October to May. The summer rains are short with heavy thunderstorms whereas the winter rains are longer and lighter. Seasonal temperatures vary from zero degrees Celsius to 40 degrees Celsius. Summer afternoon thunderstorms are common and can temporarily impact the local electrical service. Flash flooding is common in the area.

Water for the Santa Elena Mine is available from two wells which were installed and tested in 2009 and 2011. The mine site, including newly completed expansion, has adequate water supply for operations.

A small amount of electrical line power is available from nearby sources that currently supply municipalities and agriculture but is insufficient for the Santa Elena Mine operation. Additional power for production is provided by onsite diesel generators. Provision of grid power is possible in the future, but requires permitting and a significant capital expenditure.

The Santa Elena Mine facilities consist of a seven kilometre main access road from the paved highway and local community of Banamichi, open pit mine (closed April 2014), a new 3,000 tonnes per day CCD/MC processing facility, a waste dump with the estimated permitted capacity of 35 million tonnes, a new 3-stage crusher, a lined and certified leach pad, a lined and certified barren and pregnant solution pond, a lined and certified emergency pond designed for 100 year event, Merrill Crowe plant and refinery (out of commission), an on-site laboratory for production and exploration work, an administration office, a maintenance shop for the mine contractor, a new warehouse for inventory, power magazines, diesel generators (some decommissioned), and all required piping, power and security. The material on the existing heap leach facility will be removed, and there is space on the facility for re-handling of the tailings prior to transport to the waste dump as dry stack tailings. Once pad ore is removed, space will be available for reloading lower grade material for other resources. In January of 2012, the expansion of the Santa Elena Mine from an open pit heap leach operation to an underground mill operation was commenced with ground breaking of the underground portal. As of December 31, 2014, the expansion was completed with all major equipment purchased and the completion of all earthworks for the new processing facility and underground development to approximately the 575 metre elevation. The Santa Elena Mine is located in the foothills of a north-south trending mountain range. Foothills area provides ample space to all required facilities and potential for future expansion.

Northern Mexico has significant precious and base metal mines and there is a significant workforce of trained mining and processing personnel. The communities of Cananea, located approximately 100 kilometres north, and Hermosillo, located 150 kilometres southwest of the Santa Elena Mine, are both considered exploration and mining centres and can provide services for heavy machine purchase and repair, materials fabrication and engineering services and supplies to the Santa Elena Mine. Alternatively, Tucson, Arizona is approximately a four hour drive north across the international Mexican-USA border from the Santa Elena Mine.

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History

Although minor amounts of historic production are evident at the Santa Elena Mine, the documentation in support of this work is sparse, not detailed and cannot be relied upon for future projections of economic viability.

Consolidated Fields operated the Santa Elena Mine from the late 19th century until the onset of the Mexican revolution in 1910. It is estimated that the most extensive underground development occurred during this period. The recent commencement of open cut mining has made the underground workings unsafe to enter. SilverCrest estimates that approximately 35,000 tonnes of the original tailings from Consolidated Fields’ operations remain onsite. During the 1960’s, Industrias Peñoles S.A de C.V. drilled two or three holes on the property but no records are available for this drilling. During the early 1980’s, Tungsteno de Baviacora mined 45,000 tonnes grading 3.5 grams per tonne of gold and 60 grams per tonne of silver from an open cut at the Santa Elena Mine.

After 2003, Tungsteno periodically surface mined high silica/low fluorine material from the Santa Elena Mine. During 2003, Tungsteno conducted an exploration program at the Santa Elena Mine consisting of 117 surface and underground samples. In late 2003, Nevada Pacific Gold Inc. completed a brief surface and underground sampling program with the collection of 119 samples. A report was completed and provided to the owner which was subsequently misplaced. Only the ALS-Chemex assay sheets and a rough location map were available for review. Sample lengths are unclear. In early 2004, Fronteer Development Group (“Fronteer”) completed an extensive surface and underground mapping and sampling program. A total of 145 channel samples (89 underground and 56 surfaces) were collected and analyzed by ALS-Chemex of Hermosillo, Mexico. This data was used by SilverCrest for early exploration and target development.

SilverCrest acquired the Santa Elena Mine in December of 2005 and the Santa Elena Mine pit has been in commercial production of gold and silver since July 2011.

Geological Setting

Regional Geology

The Santa Elena Mine is located in northwestern Mexico where much of the geology can be attributed to the subduction and related volcanism of the Farallon Plate beneath the North American Plate. The east-directed subduction of the Farallon Plate began approximately 200 million years ago with the tectonic rifting of the supercontinent Pangea. The resulting northwest/southeast trending Sierra Madre Occidental extends from the USA-Mexican border to Guadalajara in the southeast, a distance of over 1,200 kilometres. It is proposed that subduction of the Farallon Plate occurred at a relatively shallow angle, resulting in continental uplift across northern Mexico with accretionary terrains developing along the western fringes. The shallow subduction is also thought to be responsible for the tectonics that produced the Laramide orogeny. Continental arc volcanism culminated with the Laramide orogeny in the early to late Eocene. The waning of compression coincides with east-west directed extension between late Eocene to the early Oligocene along the eastern Sierra Madre Occidental flank and is considered to be the first formation stage of the Basin and Range province. By early to mid-Miocene, extension migrated west into Northern Sonora and along the western flank of the Sierra Madre Occidental resulting in north/northwest striking normal faults. This extensional regime caused major deformation across the Sierra Madre Occidental resulting in exhumation of pre-Cambrian basement rocks, especially in the Northern Sierra Madre Occidental. Northwest trending shear and fault zones appear to be an important control on mineralization in the Sonora region. Mineralizing fluids may have been sourced from Cenozoic intrusions. The structural separation along the faults formed conduits for mineral bearing solutions. The heat source for the mineralizing fluids was likely from the plutonic rocks that commonly outcrop in Sonora. Many significant porphyry deposits of the Sierra Madre Occidental occur in the Lower Volcanics and are correlated with the various Middle Jurassic through to Tertiary aged intrusions. These include Cananea, Nacozari and La Caridad. In Sonora, emplacement of these systems has been influenced by the early Eocene east-west and east/northeast – west/southwest directed extension. The Santa Elena vein has a similar orientation to this extensional trend. The silicic volcanism is thought to be related to fractional crystallisation of mantle sourced basalts from subduction. The five main igneous deposits of the Sierra Madre Occidental are: (a) Plutonic/volcanic rocks: Late Cretaceous-Paleocene; (b) Andesite and lesser Dacite-Rhyolite: Eocene (Lower Volcanic Complex); (c) Silicic ignimbrites: Early Oligocene & Miocene (Upper Volcanic Complex); (d) Basaltic-andesitic flows: late stage of and after ignimbrites pulses; and (e) repeat and episodic volcanic events related to rifting of the Gulf of California (alkaline basalt and ignimbrite) emplaced to western flanks: Late Miocene Pliocene and Quaternary. To the west of the Sierra Madre Occidental are the parallel ranges and valleys that show structural similarities to the extensional tectonic regimes of the Basin and Ranges Province to the east. Elevations in the west are lower than the eastern Provinces, with transition to the Coastal plains and Gulf of California.

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Local and Property Geology

The Santa Elena Mine property is located at the northwestern extent of the Sierra Madre Occidental. The primary rock types observed on the Santa Elena Mine are the tertiary andesite and rhyolite flows. These units have been uplifted and strike north-south with a dip of 10 degrees to 45 degrees east/northeast. The volcanic units in the immediate area of the Santa Elena Mine deposit exhibit propylitic to silicic alteration. Within the main mineralized structure, widespread argillic alteration and silicification proximal to quartz veining is present. Within the andesite beds, chloritic alteration increases away from the mineralized zone. The main mineralized zone is hosted within an east-west tending structure cross-cutting the volcanic units. The structure hosts an epithermal quartz calcite vein that has been mapped for approximately 1.2 kilometres in length with a width from one metre to 35 metres averaging approximately 15 metres. The structure dips from 40 degrees to 60 degrees to the south and has been drill-tested to a down-dip depth of approximately 600 metres below surface. Splaying and cross-cutting northwest trending structures appear to influence mineralization at intersections with the main mineralized zone and along a northwest-southeast trending the footwall of the vein. Andesite and granodiorite dikes have been identified at the Santa Elena Mine deposit. The heat source for mineralization is unknown but an intrusive at depth is postulated. The main structure is infilled with quartz veining, quartz veinlets and stockwork, banded quartz, vuggy quartz and black calcite. Breccias are found locally at areas of fault intersections. Adularia has been identified in a few hand-specimens. Iron oxides including limonite, jarosite, goethite and hematite are associated with mineralization. Results of induced polarization, resistivity and magnetometer surveys by Pacific Geophysical Ltd. in 2007 showed that the main mineralized zone is a resistivity high (silica) and induced polarization low (minor sulphides) which can be traced for approximately 1.2 kilometres along strike of the zone.

Interpretation from surface, open put and underground mapping and drill hole intercepts has shown that there are eight major faults directly related to the Santa Elena main mineralized zone.

Exploration

From 2006 to 2015, SilverCrest has completed several extensive exploration programs at Santa Elena.

The 2013 - 2014 exploration programs included surface mapping and channel sampling, underground mapping, underground channel sampling and core drilling. The Exploration Department at the Santa Elena Mine completed a more detailed geological map of the open pit, compiling all geological and structural information defining a revised surface exposure of main geological units and structural setting. An underground mapping and sampling program has been ongoing since 2013 at Santa Elena and includes the underground developed areas. The majority of the sampling and mapping has been done in the exploration cross-cuts. As of December 31, 2014, there have been 1,092 samples taken on the 575, 600, 625, 650, 675 levels. These samples were used in geological modelling and visual validation of the interpolation results.

Mineralization

Mineralization occurs as a series of replacement veins, stockworks and hydrothermal breccias typical of other high level low-sulphidation epithermal deposits found in the Sierra Madre. These deposits form in predominantly felsic sub-aerial volcanic complexes in extensional and strike-slip structural regimes. Samples previously collected by various parties including SilverCrest show a geochemical signature of gold + silver + antimony + lead + zinc + barium +calcium +manganese which is consistent with a high calcium, high level, low-sulphidation system. The mineralization is the result of ascending structurally controlled low-sulphidation silica-rich fluids into a near-surface environment. Mineral deposition takes place as the fluids undergo cooling by fluid mixing, boiling and decompression. Brecciation of the mineralized zone appears to be due to explosive venting from an assumed intrusive at depth followed by deposition of the mineralization by ascending fluids.

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The structure consists of multiple banded quartz veins and stockwork with associated adularia, fluorite, calcite and minor sulphides. Bonanza ore shoots (greater than 500 grams per tonne of silver and 30 grams per tonne of gold) appear to be locally present but require more definition to determine their full extent. Metal zonation appears to exist with higher grades and thicker mineralized widths near the epithermal boiling zone, one of which daylights in the open pit area. A trend of higher grades and thicker veining is apparent with a plunge of approximately 25 degrees to the east. Drill hole SE-12-74 intersected the vein at approximately 500 vertical metres depth with an average uncapped grade of 1.56 grams per tonne gold and 133 grams per tonne silver over seven metres (not calculated as true width) along this plunging trend from the current open pit operation. Zonation also appears to correspond to northwest-trending cross-cutting structures that intersect the main zone and form high grade shoots. Vertical zonation shows gold content consistent with depth and silver content increasing. At the surface, the silver to gold ratio is 20:1. At 500 metres below surface, the ratio is approximately 100:1. Minor sulphides have been observed in a few locations within the mineralized zone. The andesite in the hanging-wall shows disseminated pyrite averaging 5%. Calcite is found in close proximity to pyrite and averages about the same. Some select locations in the hanging-wall show greater than 30% of finely disseminated pyrite spatially associated with greater than 30% disseminated and veinlet calcite. Hydrothermal breccias exist in the hanging-wall andesites proximal to the Main Zone with drill holes intercepting up to 200 metres of breccia with a pyrite/calcite matrix.

Alteration within the deposit is widespread and pervasive, with the most significant being silicification, kaolinization, and chloritization. Kaolin and alunite has formed primarily along structures and contacts, which are deeply weathered and oxidized. Limonite within the oxide zone consists of a brick-red colour after pyrite, brown goethite and local yellow jarosite. Manganese occurs locally as pyrolusite and minor psilomelane near the surface. Gangue minerals consist of quartz, calcite, adularia, chlorite and fluorite. Analyses shows calcium content of up to 15%.

Drilling

SilverCrest completed four drill programs from early 2006 thru 2011. In 2012-2013, SilverCrest targeted delineation of shallow, below-pit mineralization and deep mineralization, mostly trending to the east, with additional drilling and the first underground drilling program to take place at Santa Elena in fall 2013. Three drilling companies were contracted; Major Drilling de Mexico based in Hermosillo, Mexico, Guardian Drilling from Saskatchewan, Canada, and DrilCor based in Durango, Mexico. All companies were involved in surface drilling programs, however, only DrilCor worked with the underground exploration drilling. This drilling focused on delineating and extending the areas along trend and down-dip of the main mineralized zone. Other drilling was located off strike to explore for near parallel mineralization. A total of 20 drill holes were collared using reverse circulation (“RC”) to expedite hanging wall drilling, then finished with diamond core from approximately 40- 50 metres before the vein target depth through to the barren footwall. This practice was discontinued due to significant deviation in the pre-collared holes. A total of 21 diamond drill (“DD”) holes (1,590.7 metres) were drilled in the underground 2013 program. A total of 218 holes (72,965 metres including RC with DD tails) were drilled during the 2012-13 program, including holes drilled from within the current pit and the 2013 underground program.

During 2014, SilverCrest targeted infill drilling in the underground area for the initial stopes. This drilling resulted in approximate spacing of about 25 metres in the initial stope area, which was previously around 50 metres, allowing SilverCrest to create a more defined model and giving a better idea of grade distribution. This drilling was completed by Major Drilling de Mexico based in Hermosillo, Mexico and DrilCor based in Durango. A series of additional deep drill holes to both the east and the west of the main mineralized zone were done to focus on the delineation and extension of the ore body to depth and also some drill holes targeting the extension of the El Cholugo and Tortuga vein were completed in 2014. To the date of the New Santa Elena Report, down hole surveys were completed on the majority of the drill holes including all 2014 drill holes both at surface and underground drilling. For the 2014 drilling, surveys were taken at an interval of approximately 30 metres, an initial reading at 10 metres was first taken to ensure no deviation had occurred during set up for the drill rig.

Also in 2012, 10 trenches and subsequent bulk composite samples were excavated using an excavator to an average depth of five metres on the leach pad. Sampling was to test spent ore metallurgy for estimated recovery rates through the milling process.

Sampling and Analysis

The 2006 sampling by SilverCrest consisted of continuous surface channel sampling along exposed road cuts and outcrops. The underground verification channel sampling program consisted of semi-continuous horizontal sampling of identified Fronteer sample locations. The samples were collected over selected intervals, placed in plastic bags and periodically shipped to ALS-Chemex in Hermosillo Mexico for preparation, with sample pulps shipped to and analysed by ALS-Chemex, North Vancouver, BC. The 2006, 2007 and 2008 core drilling procedure included the collection and labelling of the drill core. After logging and identifying the mineralized zone, core was selected for splitting and sampling. The 2008 RC drilling program consisted of collecting chips and cataloguing. The 2012 and 2013 drilling program included procedures for the collection and labelling of the drill core. A total of 15 drill holes were first drilled by RC methods and finished with diamond core tails with a further four drilled purely as RC of HQ size drill core (63.5 millimetres diameter). Although RC cuttings were not retained, a number of samples from the hanging wall were sampled.

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The drill core was recovered and stored in vinyl boxes, each of which contains approximately 2.25 metres of core. Drill runs were identified in the field by drillers using markers in the core boxes at three metre intervals. These intervals were validated by SilverCrest geologists. Recovered drill core was boxed by the drillers on-site. The core boxes were collected and delivered twice daily to the on-site core logging facility where the core was logged and sampled by SilverCrest technical staff. Core is currently stored on-site for future viewing and reference. Core logging procedures included review of the core quality and recording of recovery, lithological, geotechnical and mineralogical data within standardized company logging forms. After characterizing the mineralization, SilverCrest geologists marked the start and end of each interval for sampling. The drill core sample lengths range from 0.11 to 36.7 metres (the latter was checked in supplied drill logs as being correct) and mode of approximately two metres. Not all drill holes were entirely sampled. The average sample length used in the 2013 resource is 1.74 metres.

Sample intervals were recorded on the core box with sample tags. The intervals were marked on the drill core which was cut in half by a SilverCrest technician using a diamond saw blade. Half of the core was sealed in a sample bag with the corresponding sample tag. The other half of the core sample was returned to the core box for company record and future viewing. Sample numbers, intervals, and descriptions were recorded on the standardized drill logs. SilverCrest inserted CRMs, blanks and duplicates samples at regular intervals into the sampling stream. In addition internal laboratory QA/QC procedures were followed.

The 2013-2014 drilling program included procedures for the collection and labelling of the drill core. The entire core was checked to make sure it is placed and oriented well. The core boxes are marked with the start and end of each box run. While doing this the geologists look over the core to have a general idea of the geology and mineralization before starting their description. The core is photographed and logged in detail. The samples are measured based on the above sample requirements and includes the percent recovery within the drill run. There are marker tags put in at the start of each sample. If there is a sample that has no sampling to be done after because of waste rock then a marker is put in to indicate the end of the sample for the core cutter. The core is then cut with an electrical diamond saw into halves. The uncut half of the core is carefully placed back into the correct location in the box. After cutting the interval, samples are placed in a bag marked with the sample number, hole name and project name. The sample identification tag is then placed in the bag and the bag is tied. For standards, CRMs contain known metal concentrations (grade and variability). They are used to assess analytical accuracy and to detect biases by comparing the assay results against the expected grade of the standard. For the insertion of STD a reference standard was created from the source deposit and processed in CDN Laboratory from that result material were measured out on a scale and put into envelopes containing 100 grams. Lab sheets are filled out and the samples are delivered to the lab. Rejects and pulps are picked up directly from the lab as soon as the assay has been completed and stored in the core storage in Santa Elena. Samples collected, that are to be used for resource or reserve evaluation, should contain a minimum of one kilogram of sampled material when appropriate. Exceptions may include narrow widths sampled in outcrop or core intervals where collecting a one kilogram sample is impractical. However, in these cases the sample must be representative of the total material being assessed.

There are three different sample types taken at the underground Santa Elena Mine. They are:

Channel Samples (chip samples) consisting of:

●	Face Channel Samples, where: (a) every round of a new development face is sampled, for that purpose the geologist mark the channel to be taken to the geology helpers; (b) this mark is done around 1.5 metres from the floor elevation, from the foot wall to the hanging wall - the channel is divided according the lithology or features of the face, not taking samples greater than 1.5 metres; (c) the sampler takes the samples based on the marked provided by the geologist using a chisel and hammer; (d) to recover the sample the crew use a plastic canvas that is cleaned after every sample is collected; (e ) the sample has an identification number that helps recognize the precedence and assay from the lab; and (f) on every face the geologist marks a composite line that is for QA/QC duplicates. A blank sample is introduced every face, usually after the highest grade are identified by the geologist.

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●	Back Sample, where: (a) channels are marked by the geologist every 10 metres long the back to be sampled; (b) From the footwall to the hanging wall - the channel is divided according the lithology or features of the back, not taking samples greater than 1.5 metres; (c) the sampler arrives to the area and takes the samples based on the mark provided by the geologist - these samples are taken on the lifter (tele handler), using a chisel and hammer (d) to recover the sample the crew use a plastic canvas that is cleaned after every sample is collected - this is on the floor of the lifter; (e) the samples have an identification number that help recognize the procedure and assay from the lab.

●	Exploration Crosscuts Sample, where: (a) this mark is done around 1.5 metres from the floor elevation, from the footwall to the hanging wall – the channel is divided according the lithology or features of the face, not taking samples greater than 1.5 metres, marks are done in both walls of the cross-cut; (b) the sampler arrives to the face and takes the samples based on the mark provided by the geologist using a chisel and hammer; (c) to recover the sample the crew use a plastic canvas that is cleaned after every sample is collected; and (d) the samples has an identification number that help recognize the precedence and assay from the lab.

Muck Samples, where: (a) all the trucks that are sent from UG as ore (from stopes, slashes, development) that are dumped in the stock piles of the primary crusher are sampled; (b) every morning and afternoon the samplers arrive to site and wash the muck; (c) from every muck pile, a 75 centimeter distance grid is marked; they take a sample in all of the intersections of that grid; (d) the sample has an id number that help recognize the precedence and assay from the lab; and (e) QA/QC control consists of rejects resampled from the highest grade samples.

Cuts from Long hole drilling samples, where: (a) the objective is to sample all the holes that are going to be drilled in that shift - the geologist communicates with the operations to know where they are going to be drilling; (b) the person that is in charge of the sample collection has to take a sample of the cuts of the drill hole every two rods (approx. three metres); (c) there are as many bags as the length of the hole, all of the bags have the name of the hole that is being drilled; (d) then the bags are analyzed by the geologist, to choose one or two representative samples - to do that the geologist will use a splitter; and (e) the samples have an identification number that help recognize the precedence and assay from the lab.

For the 2012-2013 sampling, two independent analytical laboratories were used for sample analyses: Nusantara de Mexico S.A. de C.V (“Nusantara”), an on-site grade control laboratory for Santa Elena operations; and ALS-Chemex. Nusantara either prepared and analysed samples, or prepared and transported samples to ALS-Chemex in Chihuahua or Hermosillo for further preparation before being sent to ALS-Chemex in Vancouver for analyses. For the 2013-2014 sampling, three independent analytical laboratories were used for sample analyses: Nusantara, ALS-Chemex and Inspectorate. Nusantara either prepared and analysed samples, or prepared and transported samples to ALS-Chemex or Inspectorate in Hermosillo for further preparation before being sent to ALS-Chemex or Inspectorate in Vancouver for analyses.

For the heap leach sampling, preparation and analyses for 2012 - 2013, all sampling was carried out by SilverCrest’s geologists and sampling protocols adopted the following procedures: (a) plastic bags were placed in a tray in the vertical outlet of the cyclone and into a container to avoid loss of material; (b) full interval was sampled and samples were taken at multiple orders according to the depth of the hole – for holes with a length of 10 and 20 metres, samples were taken every two metres - holes with length of 15 metres, samples were collected every three metres and only one five metre sample was collected for holes with five metre length; (c) all bags were labelled with the corresponding depth; and (d) the samples were delivered to the Santa Elena Mine site lab for splitting to pulverization and additional splitting to generate aliquot for analyses. All samples were handled by geologists at the Santa Elena Mine site. Samples were sent to the Santa Elena Mine lab for analyses. Analytical method for gold included Fire Assay finishing in AA as well as gravimetric analyses for comparison purposes and for silver an Aqua Regia digestion finishing in AA. Blanks and CRM were inserted by exploration personnel prior to the sampling preparation at the Santa Elena Mine lab to carry out a QA/QC protocol in the preparation and analyses of the samples collected by the drilling program on the pad. The results did not indicate deviations from the blanks and CRM assay values.

Data Verification and Security of Samples

Historical data prior to the 2006 SilverCrest drilling campaign is not included in the current geological database.

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During April 2006, Scott Wilson Roscoe Postle Associates (“SWRPA”) collected select samples for verification, including an underground continuous channel sample and quarter splits of drill core and sent to ALS - Chemex in Hermosillo with a regular shipment of core samples. Overall, the grade comparisons are considered to be within acceptable ranges.

In May 2006, SilverCrest collected 15 underground channel samples to verify the sampling results of Fronteer samples. Although there was variation in the data, SWRPA considered it acceptable at this stage of property development to use the Fronteer data in the resource estimate. Gravimetric silver grades were consistently higher compared to both the Fronteer and the SilverCrest silver fire with AA finish results. The result lends support to the higher values. The fire assay with AA results was used in the resource estimate as they were more similar to the Fronteer results which were also used.

In addition to the underground sampling by SilverCrest, SilverCrest completed silver geochemical analyses on 289 surface samples for fire assay AA finish and fire assay gravimetric analyses. Results show an overall 20.3% increase in silver grade using silver gravimetric assays. AA silver results were used in the resource estimation and are considered conservative for grade estimation. For QA/QC, duplicate analyses on 16 of 298 samples were completed at ACME Laboratories in Vancouver on ALS-Chemex pulps from core sampling and preparation. Although the ACME results have a higher detection limit, the limited results on the duplicate pulps show consistent correlation of grades between laboratories. During the 2008 drilling, approximately every 20th sample was duplicated in a different laboratory for QA/QC purposes. The comparison for 2008 drill sample results show average gold and silver results to be similar and within acceptable limits for QA/QC. The authors of the Santa Elena Report are of the opinion that the data meet accepted industry standards and are suitable for use in estimating resources.

James Barr, P. Geo, from EBA Engineering Consulting (now Tetra Tech EBA), visited the Santa Elena Mine between May 10-11, 2012 and October 13-14, 2012 (during the 2012 – 2013 drilling campaign). At this time, rock exposure in the open pit and exploration underground decline were inspected, sample collection and logging procedures were reviewed, verification samples were collected and recommendations for sampling quality control measures were made.

Insertion of CRM at regular intervals was completed by SilverCrest staff during the 2013-2014 Santa Elena Mine drill program. SilverCrest inserted 114 blank samples in a random fashion and near to expected high grade samples during the 2013-2014 drilling program, each blank was labelled “Blank” or “Blanco” in the drill hole data base.

The author of the New Santa Elena Report has reviewed the data verification methods at Santa Elena Mine and believes that the methods meet an industry standard of practice and are sufficient to support estimation of Mineral Resources and Mineral Reserves.

Updated Mineral Resource and Mineral Reserve Estimates

The update to the Mineral Reserves and Mineral Resources (open pit, underground and leach pad) for the Santa Elena Mine are shown in the table below. Only Indicated Mineral Resources were used to define Mineral Reserves in the UPFS mine plan, schedule and economic analyses.

To summarize, total Mineral Reserves are 7.45 million tonnes grading 1.23 grams per tonne gold and 78.4 grams per tonne silver, containing 295 thousand ounces of gold and 18.76 million ounces of silver. This represents a 10% decrease in contained gold and 5% decrease in contained silver over previous Probable Mineral Reserves. Updated Indicated Mineral Resources (exclusive of Probable Mineral Reserves) are estimated at 1.1 million tonnes grading 1.39 grams per tonne gold and 89.7 grams per tonne silver, containing 50 thousand ounces of gold and 3.2 million ounces of silver. This represents a 57% decrease in contained gold ounces and 59% decrease in contained silver ounces over previous Indicated Mineral Resources. Updated Inferred Mineral Resources are estimated at 0.56 million tonnes grading 1.69 grams per tonne gold and 106.5 grams per tonne silver, containing 31 thousand ounces of gold and 1.9 million ounces of silver. This represents a 57% decrease in contained gold ounces and 74% decrease in contained silver ounces.

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The percentage differences in gold and silver from the previous estimate are based on: (a) a minimal of decrease of overall Mineral Reserves from mining depletion even with base case metal price used for cut off analyses changed from U.S.$1,450 per ounce of gold to U.S.$1300 and U.S.$28 per ounce of silver to U.S.$19.50; (b) a decrease in open pit Mineral Reserves due to mining depletion due to mining from April 30, 2013 to April 1, 2014; (c) an increase in leach pad Mineral Reserves with continuation of open pit mining in 2013 and 2014 and partial leaching (300 day leach cycle) of ore; (d) overall, increase in mine life after mining depletion; (e) Mineral Resources have been impacted by conversion to Mineral Reserves, lower base case metal prices, update geological model incorporating infill drilling, changes in estimation supported by additional drilling completed in 2013; and (f) 2014 and production data generated during the life of mine at the open pit operations.

The following table sets forth the updated estimated Mineral Reserves and Mineral Resources for the Santa Elena Mine from the New Santa Elena Report (gold only, excludes silver grades for Sandstorm Gold reporting purposes) as of December 31, 2014:

Classification	Tonnes	Gold Grade	Contained Gold
	(000s)	(grams per tonne)	(ounces)
Underground Diluted and Recoverable Reserves (1)
Probable	3,982	1.67	214,000
Open Pit Reserves (2)
Probable	122	2.75	11,000
Leach Pad Reserves (3)
Probable	3,345	0.65	70,000
TOTAL RESERVES	7,448	1.23	295,000

Resources (4)
Indicated	1,117	1.39	50,000
Inferred	564	1.69	31,000

All numbers are rounded. Underground and Leach Pad Mineral Reserves and Mineral Resources are based on LOMP metal price trends of U.S.$1,300 per ounce gold and U.S.$19.50 per ounce silver, and metallurgical recoveries of 92% gold and 67.5% silver. All Mineral Resources and Mineral Reserves conform to NI 43-101 and CIM definitions for Mineral Resources and Mineral Reserves. Inferred Mineral Resources have been estimated from geological evidence and limited sampling and must be treated with a lower level of confidence than Indicated Mineral Resources.

(1)	Underground Probable Reserve is based on a cut-off grade of 2.49 grams per tonne gold equivalent with an average estimated 10% dilution and 90% mine recovery. Average true thickness of the designed stopes is 10 metres.
(2)	Open Pit Mineral Reserve is based on a cut-off grade of 0.20 grams per tonne gold equivalent in a constrained pit shell with applied capping of eight grams per tonne gold and 300 grams per tonne silver.
(3)	Leach Pad Mineral Reserve based on production and drill hole data for volumetrics and grade model using a cut-off grade of 0.5 grams per tonne gold equivalent. No capping was applied.
(4)	Mineral Resources exclude Mineral Reserves and are based on a 1.5 grams per tonne gold equivalent cut-off grade using assumptions for prices and recoveries as stated above. Capping was applied at 12 grams per tonne gold and 700 grams per tonne silver.
(5)	The Mineral Reserves and Mineral Resources set forth above have been reviewed and verified by N. Eric Fier, CPG, P.Eng, Chief Operating Officer of SilverCrest, who is a qualified person under NI 43-101.

With the update to Mineral Reserves, the Santa Elena Mine life is scheduled to continue for eight years at nominal milling rate of 3,000 tonnes per day with reduced throughput in the last two years upon depletion of leach pad reserves. The mine schedule is based on mining long hole stopes early in the mine life at attractive lower costs with small reserve being mined using cut and fill stopes towards the end of the mine schedule.

Mining Operations and Exploration and Development

Initially, the Santa Elena Mine open pit heap leach mine was constructed in late 2009 and 2010 and was operational from 2010 to 2014. During 2013 and 2014, the open pit heap leach was transitioned into an underground, milling and CCD /Merrill Crowe 3,000 tonne per day processing facility. As of December 31, 2014, all transition projects have been fully constructed, commissioned and commercial production announced. Much of the same infrastructure facilities utilized for the open pit mine continue to be used for the new operations, including, but not limited to, access roads, waste dumps, explosive magazines, office buildings, fuel storage facilities, power generation, primary crushing equipment, heap leach pads and solution collection ponds.

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The Santa Elena Mine ore body varies in dip and thickness along strike and at depth. As a result, two well established underground mining methods have been selected for ore extraction, as follows:

Orebody Geometry	Mining Method
Dip > 55 degrees, Thickness > 5 metres	Longitudinal Long hole Stoping (including Avoca)
Dip < 55 Degrees, > 5 metres	Mechanized Cut and Fill

In general, conventional mechanized mining methods have been selected. The basis of the development of the mining methods and consequent equipment selection has been that SilverCrest will undertake production drilling, blasting and loading using a contractor for the waste rock and ore haulage to surface. Initially a contractor will be retained to carry out mine development, with jumbo drill rigs purchased later in the mining life, after which development will be done in house. Approximately 81% of stoping will be by long hole method and 11% by cut and fill methods. Most long hole stopes are produced early in the mine schedule. Average stope width is 10 metres.

Conventional open pit mining will continue using a contractor until the second quarter of 2015 when open pit reserves are depleted. Mining of the heap leach spent ore (“pad ore”) will be completed by loader and conveyor to transport material to the plant until 2021.

SilverCrest’s mining schedule estimates the tonnages to be mined from the underground, open pit and the existing heap leach facility to feed the process plant at a nominal rate of 3,000 tonnes per day. The schedule is based on optimizing higher grade long hole stopes first, with more costly cut and fill mining left for later in the mine life. An underground mining schedule has been developed for the stopes in the reserve model and for development required to access the stopes throughout the life of mine. Peak production is reached in year six. A 50%/50% mix (underground to pad ore) is assumed for the first six years.

The ore from both underground and open pit resources will be processed by conventional milling and cyanide leaching technology. In addition partially leached material from the existing heap leach operations will be blended with open pit and underground ore at a variable rate and reprocessed through the same plant. Santa Elena ore (Open Pit, Underground and Leach Pad) contains an estimated grade of 1.23 grams per tonne gold and 78.4 grams per tonne silver and after crushing and grinding can be leached in cyanide to yield approximately 92% gold recovery and 67.5% silver recovery. Because of the relatively high level of silver in the ore (and hence solutions) there are advantages and benefits to using traditional CCD and Merrill-Crowe for metal recovery rather than CIL/CIP. The partially leached heap ore yielded recoveries of approximately 60% gold and 30% silver when crushed to 10 millimeters and processed on the heap leach (partial leach cycle to Q2 2014). On re-leaching after grinding in the new plant, the balance of the metals are recovered to the level expected from new ore from open pit and underground indicates as 92% for gold and 67.5% for silver. The process plant has been designed to treat a nominal 3,000 tonnes per day of ore, a mixture of freshly mined material and partially leached heap leach residue. The plant has been designed to treat any proportion of these two types of feed.

Environmental Conditions

Environmental studies have been conducted on the existing open pit excavation occurring at the Santa Elena Mine.

An independent Closure and Mine Reclamation Plan was created for the Santa Elena Mine project in March 2010, and updated in January 2014, by Global Resource Engineering Ltd. This initial plan incorporated study results from baseline environmental impact, water quality and geotechnical stability studies for the original open pit, processing and waste dump. The updated plan in 2014 incorporates plans for earthworks in regards to topsoil placement on impacted grounds, earthworks for erosion control, demolition and removal of old buildings. Consideration for mine closure, remediation and ongoing monitoring and stewardship activities are included within the economic model for the Santa Elena Mine. A revision to this closure plan has been recommended.

Sale of Product

Santa Elena Mine is an operating mine and currently sells gold and silver as part of ongoing operations. 20% of the gold production is forward sold to Sandstorm Gold.

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Black Fox Mine, Canada

On March 18, 2015, Primero announced its 2014 year-end Mineral Reserves and Mineral Resources for the Black Fox Mine and also reported this information in its annual information form dated March 31, 2015 which it filed on SEDAR. Primero advised that it completed these estimations internally. Primero elected to use a gold price of U.S.$1,200 per troy ounce and a foreign exchange ratio of $1.10/U.S.$1.00 for the Black Fox Mine. This resulted in increasing the underground Mineral Reserve cut-off grade from 3.4 grams per tonne to 3.7 grams per tonne, causing a reduction of approximately 11,000 ounces of gold in the Mineral Reserve estimate and partially contributing to the 19% increase in the underground gold Mineral Reserve grade to 7.5 grams per tonne. After operating the Black Fox Mine for nearly twelve months, Primero elected to apply more conservative mining envelopes to current Mineral Resources which resulted in a reduction in Mineral Reserves. Primero stated, however, that throughout the year, they planned to individually evaluate certain remnant areas which were excluded from the 2014 Mineral Reserve calculation for potential addition to the Mineral Reserve estimate and mine plan next year. On May 6, 2015, Primero reported that underground development at Black Fox Mine continues to progress on schedule and the underground mine remains on-track to achieve production rates of 1,000 tonnes per day during the third quarter of 2015. Primero stated that it will continue producing predominantly from the open-pit until mid-2015 when higher grade production from the underground is expected to increase. As a result, gold production at Black Fox Mine is expected to be weighted towards the second half of the year.

The following table sets forth the estimated updated Mineral Resources for the Black Fox Mine (inclusive of Mineral Reserves) as at December 31, 2014: (1 to 6)

	Measured Resource			Indicated Resource			Measured & Indicated Resources (including Reserves)
Classification	Tonnes	Gold Grade	Contained Gold	Tonnes	Gold Grade	Contained Gold	Tonnes	Gold Grade	Contained Gold
	(000s)	(grams per tonne)	(ounces)	(000s)	(grams per tonne)	(ounces)	(000s)	(grams per tonne)	(ounces)
Open Pit	-	-	-	864	2.2	61,000	864	2.2	61,000
Underground	-	-	-	1,810	8.9	516,000	1,810	8.9	516,000
Stockpile	904	1.1	31,000				904	1.1	31,000
TOTAL:	904	1.1	31,000	2,674	6.7	577,000	3,578	5.3	608,000

The following table sets forth the estimated Mineral Reserves for the Black Fox Mine as at December 31, 2014: (1 to 6)

	Proven Reserves			Probable Reserves			Proven and Probable Reserves
Classification	Tonnes	Gold Grade	Contained Gold	Tonnes	Gold Grade	Contained Gold	Tonnes	Gold Grade	Contained Gold
	(000s)	(grams per tonne)	(ounces)	(000s)	(grams per tonne)	(ounces)	(000s)	(grams per tonne)	(ounces)
Open Pit	-	-	-	879	2.2	61,000	879	2.2	61,000
Underground	-	-	-	1,239	7.5	300,000	1,239	7.5	300,000
Stockpile	904	1.1	31,000				904	1.1	31,000
TOTAL:	904	1.1	31,000	2,118	5.3	361,000	3,022	4.0	393,000

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The following table sets forth the estimated Gold Inferred Mineral Resource for the Black Fox Mine as at December 31, 2014: (1 to 6)

	Inferred Resources
Classification	Tonnes	Gold Grade	Contained Gold
	(000s)	(grams per tonne)	(ounces)
Open Pit	182	8.7	51,000
Underground	72	7.4	17,000
TOTAL:	255	8.3	68,000

NOTES FOR ALL OF THE ABOVE TABLES:

(1)	The Black Fox Mineral Resources have been reviewed and verified by Harold Brisson, Eng, PhD, Resource Manager for Primero, who is a qualified person under NI 43-101. The Black Fox Mineral Reserves have been reviewed and verified by Clifford Lafleur, P.Eng, Director of Technical Services for Primero, who is a qualified person under NI 43-101.
(2)	The average gold grade for Proven and Probable Reserves is adjusted for dilution while Measured and Indicated Resources are not. Contained metal in estimated reserves remains subject to metallurgical recovery losses.
(3)	Reserves and resources are based on U$1,200 per ounce gold for 92% of production and U$500 per ounce gold for gold sold through the Sandstorm Gold gold stream agreement.
(4)	Open pit reserves and resources are reported at 0.90 grams per tonne cut-off and the underground reserves are reported at 3.7 grams per tonne cut-off and the underground resources are reported at 3.4 grams per tonne cut-off.
(5)	An exchange rate of $1.10=U$1.00 was used in the gold cut-off grade calculations.
(6)	Figures may not add due to rounding.

For further information regarding Sandstorm Gold, see the Annual Information Form and other documents incorporated by reference in this Prospectus available on SEDAR at www.sedar.com or on EDGAR at www.sec.gov under the Corporation’s profile.

RISK FACTORS

An investment in our Securities involves risks. You should carefully consider the risks described in the sections entitled “Risk Factors” in any Prospectus Supplement and those set forth in documents incorporated by reference in this Prospectus and any applicable Prospectus Supplement, as well as other information in this Prospectus and any applicable Prospectus Supplement, before purchasing any of our Securities. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a loss of your investment. Additional risks and uncertainties not known to us or that we currently deem immaterial may also impair our business, financial condition, results of operations and prospects.

CONSOLIDATED CAPITALIZATION

There has been no material change in the share and loan capital of the Corporation, on a consolidated basis, since June 30, 2015, the date of our most recently filed interim financial statements.

USE OF PROCEEDS

Unless otherwise indicated in a Prospectus Supplement, we currently expect to use the net proceeds from the sale of Securities offered hereby to finance future Gold Streams and the purchase of royalties and for working capital purposes. Any specific allocation of the net proceeds of an Offering to a specific purpose will be determined at the time of the Offering and will be described in the relevant Prospectus Supplement.

PLAN OF DISTRIBUTION

The Corporation may from time to time, during the 25-month period that this Prospectus remains valid, offer for sale and issue Securities.

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We may sell the Securities through underwriters or dealers, directly to one or more purchasers or through agents. Each Prospectus Supplement, to the extent applicable, will describe the number and terms of the Securities to which such Prospectus Supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such Securities, the public offering or purchase price of such Securities and our net proceeds. The Prospectus Supplement also will include any underwriting discounts or commissions and other items constituting underwriters’ compensation and will identify any securities exchanges on which the Securities may be listed.

The Securities may be sold, from time to time, in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market price, at varied prices determined at the time of sale, or at negotiated prices, including sales in transactions that are deemed to be “at the market distributions” as defined in National Instrument 44-102 – Shelf Distributions, including sales made directly on the TSX, NYSE MKT or other existing trading markets for the Securities. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the Offering of the Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Corporation.

Only underwriters named in the Prospectus Supplement are deemed to be underwriters in connection with such Securities offered by that Prospectus Supplement.

Under agreements which may be entered into by us, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by us against certain liabilities, including liabilities under the U.S. Securities Act and applicable Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The underwriters, dealers and agents with whom we enter into agreements may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

No underwriter or dealer involved in an “at the market distribution” as defined under applicable Canadian securities legislation, no affiliate of such underwriter or dealer and no person acting jointly or in concert with such underwriter or dealer has over-allotted, or will over allot, our securities in connection with an Offering of Securities or effect any other transactions that are intended to stabilize the market price of our securities.

In connection with any Offering of Securities, other than an “at the market distribution”, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

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DESCRIPTION OF SECURITIES

Common Shares

The Corporation is authorized to issue an unlimited number of Common Shares. As of August 18, 2015, there were 118,214,736 Common Shares issued and outstanding.

Holders of Common Shares are entitled to receive notice of any meetings of shareholders of the Corporation, to attend and to cast one vote per Common Share at all such meetings. Holders of Common Shares do not have cumulative voting rights with respect to the election of directors and, accordingly, holders of a majority of the Common Shares entitled to vote in any election of directors may elect all directors standing for election. Holders of Common Shares are entitled to receive on a pro rata basis such dividends, if any, as and when declared by the Corporation’s board of directors at its discretion from funds legally available for the payment of dividends and upon the liquidation, dissolution or winding up of the Corporation are entitled to receive on a pro rata basis the net assets of the Corporation after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to or on a pro rata basis with the holders of Common Shares with respect to dividends or liquidation. The Common Shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.

Warrants

The Corporation may issue Warrants to purchase Common Shares. Warrants may be issued independently or together with other Securities and may be attached to or separate from those Securities. Warrants will be issued under one or more warrant indentures, including supplemental indentures to one of our existing warrant indentures, to be entered into by us and one or more banks or trust companies acting as warrant agent, to be named in the relevant Prospectus Supplement. A copy of any warrant indenture or supplemental warrant indenture relating to an offering of Warrants will be filed by us with the securities regulatory authorities in applicable Canadian offering jurisdictions and the United States after we have entered into it.

The following description sets forth certain general terms and provisions of the Warrants and is not intended to be complete. You should read the particular terms of the Warrants that are offered by us, which will be described in more detail in any applicable Prospectus Supplement. The statements made in this Prospectus relating to any warrant indenture and Warrants to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable warrant indenture and the Prospectus Supplement describing such warrant indenture. The Prospectus Supplement will also state whether any of the general provisions summarized below do not apply to the Warrants being offered.

Any Prospectus Supplement relating to any Warrants the Corporation offers will describe the terms of the Warrants and include specific terms relating to their Offering. This description will include, where applicable:

•	the designation and aggregate number of Warrants and the price at which the Warrants will be offered;
•	the currency or currencies in which the Warrants will be offered;
•	the date on which the right to exercise the Warrants will commence and the date on which the right will expire;
•	the number of Common Shares that may be purchased upon exercise of each Warrant and the price at which and currency or currencies in which the Common Shares may be purchased upon exercise of each Warrant;
•	the terms of any provisions allowing or providing for adjustments in (i) the number and/or class of shares that may be purchased, (ii) the exercise price per share, or (iii) the expiry of the Warrants;
•	whether we will issue fractional shares;
•	whether we have applied to list the Warrants or the underlying shares on a stock exchange;
•	the designation and terms of any securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each security;
•	the date or dates, if any, on or after which the Warrants and the related securities will be transferable separately;

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•	whether the Warrants will be subject to redemption and, if so, the terms of such redemption provisions;
•	material United States and Canadian federal income tax consequences of owning the Warrants; and
•	any other material terms or conditions of the Warrants.

Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the securities subject to the Warrants.

Subscription Receipts

The Corporation may issue Subscription Receipts that will entitle holders to receive, upon satisfaction of certain release conditions and for no additional consideration, Common Shares, Warrants, Units or any combination thereof. Subscription Receipts will be issued pursuant to one or more subscription receipt agreements (each, a “Subscription Receipt Agreement”), each to be entered into between the Corporation and an escrow agent (the “Escrow Agent”), to be named in the relevant Prospectus Supplement, which will establish the terms and conditions of the Subscription Receipts. Each Escrow Agent will be a financial institution organized under the laws of Canada or a province thereof and authorized to carry on business as a trustee. If underwriters or agents are used in the sale of any subscription receipts, one or more of such underwriters or agents may also be a party to the Subscription Receipt Agreement governing the Subscription Receipts sold to or through such underwriter or agent. A copy of any Subscription Receipt Agreement will be filed by us with the securities regulatory authorities in applicable Canadian offering jurisdictions and the United States after we have entered into it.

The following description sets forth certain general terms and provisions of Subscription Receipts and is not intended to be complete. You should read the particular terms of the Subscription Receipts that are offered by us, which will be described in more detail in any applicable Prospectus Supplement. The statements made in this Prospectus relating to any Subscription Receipt Agreement and Subscription Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Subscription Receipt Agreement and the Prospectus Supplement describing such Subscription Receipt Agreement. The Prospectus Supplement will also state whether any of the general provisions summarized below do not apply to the Subscription Receipts being offered.

General

Any Prospectus Supplement relating to any Subscription Receipts the Corporation offers will describe the terms of the Subscription Receipts and include specific terms relating to their Offering. All such terms will comply with the requirements of the TSX and the NYSE MKT relating to Subscription Receipts. This description will include, where applicable:

•	the designation and aggregate number of Subscription Receipts offered;
•	the price at which the Subscription Receipts will be offered;
•	the currency or currencies in which the Subscription Receipts will be offered;
•	the designation, number and terms of the Common Shares, Warrants, Units or any combination thereof to be received by holders of Subscription Receipts upon satisfaction of the release conditions, and the procedures that will result in the adjustment of those numbers;
•	the conditions (the “Release Conditions”) that must be met in order for holders of Subscription Receipts to receive for no additional consideration Common Shares, Warrants, Units or any combination thereof;
•	the procedures for the issuance and delivery of the Common Shares, Warrants, Units or any combination thereof to holders of Subscription Receipts upon satisfaction of the Release Conditions;
•	whether any payments will be made to holders of Subscription Receipts upon delivery of the Common Shares, Warrants, Units or any combination thereof upon satisfaction of the Release Conditions;
•	the identity of the Escrow Agent;
•	the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of Subscription Receipts, together with interest and income earned thereon (collectively, the “Escrowed Funds”), pending satisfaction of the Release Conditions;
•	the terms and conditions pursuant to which the Escrow Agent will hold the Common Shares, Warrants, Units or any combination thereof pending satisfaction of the Release Conditions;

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•	the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to the Corporation upon satisfaction of the Release Conditions;
•	if the Subscription Receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commission in connection with the sale of the Subscription Receipts;
•	procedures for the refund by the Escrow Agent to holders of Subscription Receipts of all or a portion of the subscription price for their Subscription Receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;
•	any entitlement of the Corporation to purchase the Subscription Receipts in the open market by private agreement or otherwise;
•	whether the Corporation will issue the Subscription Receipts as global securities and, if so, the identity of the depositary for the global securities;
•	whether the Corporation will issue the Subscription Receipts as bearer securities, registered securities or both;
•	provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms attaching to the Subscription Receipts, including upon any subdivision, consolidation, reclassification or other material change of the Common Shares, Warrants or other securities of the Corporation, any other reorganization, amalgamation, merger or sale of all or substantially all of the Corporation's assets or any distribution of property or rights to all or substantially all of the holders of Common Shares;
•	whether the Subscription Receipts will be listed on any exchange;
•	material United States and Canadian federal tax consequences of owning the Subscription Receipts; and
•	any other material terms or conditions of the Subscription Receipts.

The holders of Subscription Receipts will not be shareholders of the Corporation. Holders of Subscription Receipts are entitled only to receive Common Shares, Warrants, Units or any combination thereof on satisfaction of the conditions provided in the Subscription Receipt Agreement, including the satisfaction of any cash payment provided in the Subscription Receipt Agreement, if the Release Conditions are satisfied. If the Release Conditions are not satisfied, holders of Subscription Receipts shall be entitled to a refund of all or a portion of the subscription price therefor and all or a portion of the pro rata share of interest earned or income generated thereon, as provided in the Subscription Receipt Agreement.

Escrow

The Subscription Receipt Agreement will provide that the Escrowed Funds will be held in escrow by the Escrow Agent, and such Escrowed Funds will be released to the Corporation (and, if the Subscription Receipts are sold to or through underwriters or agents, a portion of the Escrowed Funds may be released to such underwriters or agents in payment of all or a portion of their fees in connection with the sale of the Subscription Receipts) at the time and under the terms specified by the Subscription Receipt Agreement. If the Release Conditions are not satisfied, holders of Subscription Receipts will receive a refund of all or a portion of the subscription price for their Subscription Receipts plus their pro rata entitlement to interest earned or income generated on such amount, in accordance with the terms of the Subscription Receipt Agreement. The Common Shares, Warrants, Units or any combination thereof may be held in escrow by the Escrow Agent, and will be released to the holders of Subscription Receipts following satisfaction of the Release Conditions at the time and under the terms specified in the Subscription Receipt Agreement.

Rescission

The Subscription Receipt Agreement will also provide that any material misrepresentation in this Prospectus, the Prospectus Supplement under which the Subscription Receipts are offered, or any amendment hereto or thereto, will entitle each initial purchaser of Subscription Receipts to a contractual right of rescission following the issuance of the Common Shares or Warrants to such purchaser entitling such purchaser to receive the amount paid for the Subscription Receipts upon surrender of the Common Shares or Warrants, provided that such remedy for rescission is exercised in the time stipulated in the Subscription Receipt Agreement. This right of rescission does not extend to holders of Subscription Receipts who acquire such Subscription Receipts from an initial purchaser, on the open market or otherwise, or to initial purchasers who acquire Subscription Receipts in the United States.

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Global Securities

The Corporation may issue Subscription Receipts in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement. The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement will also describe the exchange, registration and transfer rights relating to any global security.

Modifications

The Subscription Receipt Agreement will provide for modifications and alterations to the Subscription Receipts issued thereunder by way of a resolution of holders of Subscription Receipts at a meeting of such holders or by a consent in writing from such holders. The number of holders of Subscription Receipts required to pass such a resolution or execute such a written consent will be specified in the Subscription Receipt Agreement. The Subscription Receipt Agreement will also specify that the Corporation may amend any Subscription Receipt Agreement and the Subscription Receipts, without the consent of the holders of the Subscription Receipts, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of the holders of outstanding Subscription Receipts or as otherwise specified in the Subscription Receipt Agreement.

Units

The Corporation may issue Units consisting of one or more Common Shares, Warrants, Subscription Receipts, or any combination of such Securities. You should read the particular terms of the Units that are offered by us, which will be described in more detail in any applicable Prospectus Supplement.

Any Prospectus Supplement relating to any Units the Corporation offers will describe the terms of the Units and include specific terms relating to their Offering. This description will include, where applicable:

•	the designation and aggregate number of Units being offered and the price at which the Units will be offered;
•	the designation and terms of the Units and the applicable Securities included in the Units;
•	the description of the terms of any agreement governing the Units;
•	any provision for the issuance, payment, settlement, transfer or exchange of the Units;
•	the date, if any, on and after which the Units may be transferable separately;
•	whether the Units will be listed on any exchange;
•	material United States and Canadian federal tax consequences of owning the Units;
•	how, for federal income tax purposes, the purchase price paid for the Units is to be allocated among the component Securities; and
•	any other material terms or conditions of the Units.

The foregoing summary of certain of the principal provisions of the Securities is a summary of anticipated terms and conditions only and is qualified in its entirety by the description in the applicable Prospectus Supplement under which any Securities are being offered.

PRIOR SALES

Information in respect of Common Shares that we issued within the previous 12 month period, and in respect of securities that are convertible or exchangeable into Common shares, will be provided as required in a Prospectus Supplement with respect to the issuance of Securities pursuant to such Prospectus Supplement.

PRICE RANGE AND TRADING VOLUMES

The Common Shares are listed and posted for trading on the TSX under the symbol “SSL” and on the NYSE MKT under the symbol “SAND”. In addition, the common share purchase warrants of the Corporation expiring October 19, 2015 and the common share purchase warrants of the Corporation expiring September 7, 2017 are listed and posted for trading on the TSX under the symbols “SSL.WT.A” and “SSL.WT.B”, respectively. Information in respect of trading price and volume of the Common Shares and listed warrants during the previous 12 month period will be provided as required in a Prospectus Supplement with respect to the issuance of Securities pursuant to such Prospectus Supplement.

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CERTAIN CANADIAN FEDERAL INCOME TAX CONSEQUENCES

The applicable Prospectus Supplement will include a general summary of certain Canadian federal income tax consequences which may be applicable to a purchaser of Securities hereunder. The applicable prospectus supplement will also describe certain United States federal income tax consequences which may be applicable to a purchaser of Securities hereunder by an initial investor who is a United States person (within the meaning of the United States Internal Revenue Code).

LEGAL MATTERS

Certain legal matters in connection with the Securities offered hereby will be passed upon on behalf of the Corporation by Cassels Brock & Blackwell LLP, with respect to matters of Canadian law, and Neal, Gerber & Eisenberg LLP, with respect to matters of U.S. law.

INTEREST OF EXPERTS

Marc Leduc, P.Eng, President and Chief Executive Officer of Luna, a qualified person under NI 43-101, has reviewed and approved the scientific and technical disclosure relating to the Aurizona Mine.

Nathan Eric Fier, C.P.G., P.Eng, Chief Operating Officer of SilverCrest, a qualified person under NI 43-101, has reviewed and approved the scientific and technical disclosure relating to the Santa Elena Mine.

Harold Brisson, Eng, PhD, Resource Manager for Primero, and Clifford Lafleur, P.Eng, Director of Technical Services for Primero, both qualified persons under NI 43-101, have reviewed and approved the scientific and technical disclosure relating to the Black Fox Mine.

Pascal Hamelin, P.Eng, Vice President of Metanor, a qualified person under NI 43-101, has reviewed and approved the scientific and technical disclosure relating to the Bachelor Lake Mine.

Each of the aforementioned firms or persons are independent of the Corporation and held no securities of the Corporation or of any associate or affiliate of the Corporation at the time of preparation of the respective reports and/or at the time of the preparation of the technical information contained in this Prospectus and did not receive any direct or indirect interest in any securities of the Corporation or of any associate or affiliate of the Corporation. None of the aforementioned persons are currently expected to be elected, appointed or employed as a director, officer or employee of the Corporation or of any associate or affiliate of the Corporation.

The partners and associates of Cassels Brock & Blackwell LLP, as a group, hold beneficially, directly or indirectly, less than 1% of any class of the Corporation’s securities.

Deloitte LLP, Chartered Professional Accountants, of Vancouver, Canada are the independent auditors of the Corporation and are independent of the Corporation within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of British Columbia.

Davidson & Company LLP, Chartered Professional Accountants, of Vancouver, Canada were the independent auditors of Gold Royalties Corporation and were independent of Gold Royalties Corporation within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of British Columbia.

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STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

Securities legislation in certain of the provinces and territories of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces of Canada, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal advisor.

Original purchasers of Warrants (if offered separately) and Subscription Receipts will have a contractual right of rescission against the Corporation in respect of the exercise of such Warrants or conversion of such Subscription Receipts.

The contractual right of rescission will entitle such original purchasers to receive, in addition to the amount paid on original purchase of the Warrant and the Subscription Receipt, as the case may be, the amount paid upon exercise upon surrender of the underlying securities gained thereby, in the event that this Prospectus (as supplemented or amended) contains a misrepresentation, provided that: (i) the exercise takes place within 180 days of the date of the purchase of the Warrant or Subscription Receipt under this Prospectus; and (ii) the right of rescission is exercised within 180 days of the date of purchase of the Warrant or Subscription Receipt under this Prospectus. This contractual rights of rescission will be consistent with the statutory right of rescission described under section 131 of the Securities Act (British Columbia), and is in addition to any other right or remedy available to original purchasers under section 131 of the Securities Act (British Columbia) or otherwise at law.

Original purchasers are further advised that in certain provinces the statutory right of action for damages in connection with a prospectus misrepresentation is limited to the amount paid for the security that was purchased under a prospectus, and therefore a further payment at the time of exercise may not be recoverable in a statutory action for damages. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal advisor.

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CERTIFICATE OF THE CORPORATION

Dated: August 19, 2015

This short form base shelf prospectus of Sandstorm Gold Ltd., together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form base shelf prospectus as required by the securities legislation of each of the provinces of Canada, other than Québec.

(Signed) NOLAN WATSON	(Signed) ERFAN KAZEMI
Chief Executive Officer	Chief Financial Officer

On behalf of the Board of Directors

(Signed) DAVID AWRAM	(Signed) DAVID E. DE WITT
Director	Director

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PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

INDEMNIFICATION

Section 160 of the Business Corporations Act (British Columbia) ("BCBCA") provides that a company may do one or both of the following:

(a)	indemnify an eligible party (as defined below) against all eligible penalties (as defined below) to which the eligible party is or may be liable;

(b)	after the final disposition of an eligible proceeding (as defined below), pay the expenses (which includes costs, charges and expenses (including legal and other fees) but excludes judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

However, after the final disposition of an eligible proceeding, a company must pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party: (i) has not been reimbursed for those expenses: and (ii) is wholly successful, on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding. The BCBCA also provides that a company may pay the expenses, actually and reasonably incurred by an eligible party, as they are incurred in advance of the final disposition of an eligible proceeding if the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under the BCBCA, the eligible party will repay the amounts advanced.

For the purposes of the BCBCA, an "eligible party", in relation to a company, means an individual who:

(a)	is or was a director or officer of the company;

(b)	is or was a director or officer of another corporation at a time when the corporation is or was an affiliate of the company, or at the request of the company; or

(c)	at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, with some exceptions, the heirs and personal or other legal representatives of that individual.

An “eligible penalty” under the BCBCA means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding.

An "eligible proceeding" under the BCBCA is a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation, is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. A "proceeding" includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Notwithstanding the foregoing, the BCBCA prohibits a company from indemnifying an eligible party or paying the expenses of an eligible party if any of the following circumstances apply:

(a)	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time such agreement was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

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(b)	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(c)	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interest of the company or the associated corporation, as the case may be; or

(d)	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.

Additionally, if an eligible proceeding is brought against an eligible party by or on behalf of the company or an associated corporation, the company must not indemnify the eligible party or pay or advance the expenses of the eligible party in respect of the proceeding.

Whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA, section 164 of the BCBCA provides that, on the application of a company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

(a)	order a company to indemnify an eligible party against any liabilities incurred by the eligible party in respect of an eligible proceeding;

(b)	order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c)	order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

(d)	order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under section 164; or

(e)	make any other order the court considers appropriate.

The BCBCA provides that a company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

The Registrant's articles provide that the Registrant must, subject to the BCBCA, (i) indemnify, and (ii) pay the expenses reasonably and actually incurred by, the directors and officers, former directors and officers, and alternate directors (and each of their respective heirs and personal or other legal representatives) of the Registrant or of any affiliate of the Registrant and that each director, alternate director and officer of the Registrant or any affiliate of the Registrant is deemed to have contracted with the Registrant on the above terms.

The Registrant's articles further provide that the Company may, subject to any restrictions in the BCBCA, indemnify any other person and that the failure of a director, alternate director or officer of the Company to comply with the BCBCA or the Registrant's articles does not invalidate any indemnity to which he or she is entitled under the Registrant's articles.

The Registrant is authorized by its articles to purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who: (i) is or was a director, alternate director, officer, employee or agent of the Registrant; (ii) is or was a director, alternate director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Registrant; (iii) at the request of the Registrant, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or (iv) at the request of the Registrant, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity, against any liability incurred by him or her as such director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

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Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission (the “Commission”) such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXHIBITS

Exhibit	Description

4.1*	Annual Information Form of the Registrant dated March 17, 2015 for the year ended December 31, 2014 (incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2014, as filed with the Commission on March 19, 2015).
4.2*	Audited Consolidated Annual Financial Statements of the Registrant as at December 31, 2014 and 2013 and for each of the years ended December 31, 2014 and 2013, together with the report of the independent registered public accounting firm thereon and the notes thereto (incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2014, as filed with the Commission on March 19, 2015).
4.3*	Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Registrant for the year ended December 31, 2014 (incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2014 as filed with the Commission on March 19, 2015).
4.4*	Unaudited Condensed Consolidated Interim Financial Statements of the Registrant as at June 30, 2015 and June 30, 2014 and for each of the three and six month periods ended June 30, 2015 and June 30, 2014, together with notes thereto (incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on July 30, 2015).
4.5*	Management’s Discussion and Analysis of Financial Condition and Results of Operations for the period ended June 30, 2015 (incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on July 30, 2015).
4.6*	Management Information Circular of the Registrant dated April 2, 2015 prepared in connection with the annual meeting of shareholders of the Registrant held on May 22, 2015 (incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on April 14, 2015).
4.7*	Material Change Report of the Registrant dated March 26, 2015 with respect to the acquisition by the Registrant of a 1% gross proceeds royalty over property in Lac de Gras in the Northwest Territories, Canada, including property constituting the Diavik mine operated by Rio Tinto plc (incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on March 26, 2015).
4.8*	Business Acquisition Report of the Registrant dated May 15, 2015 with respect to the acquisition of 100% of the outstanding common shares of Gold Royalties Corporation (incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on May 15, 2015).
4.9	Audited Consolidated Financial Statements of Gold Royalties Corporation as at December 31, 2014 and 2013 and for each of the years ended December 31, 2014 and 2013, together with the report of the independent registered public accounting firm thereon and the notes thereto (filed herein in connection with Exhibit 4.9 hereto, being the Business Acquisition Report of the Registrant dated May 15, 2015 with respect to the acquisition of 100% of the outstanding common shares of Gold Royalties Corporation).
5.1	Consent of Deloitte LLP
5.2	Consent of Davidson & Company LLP
5.3	Consent of Cassels Brock & Blackwell LLP
5.4	Consent of Marc Leduc
5.5	Consent of Pascal Hamelin

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5.6	Consent of Harold Brisson
5.7	Consent of Clifford Lafleur
5.8	Consent of Nathan Eric Fier
6.1	Powers of Attorney (contained in the signature pages of the Registration Statement on Form F-10)

*Previously furnished or filed with the Securities and Exchange Commission.

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PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Registration Statement on Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process

(a)          Concurrent with the filing this Registrant Statement, the Registrant has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)          Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vancouver, British Columbia, country of Canada, on August 19, 2015.

SANDSTORM GOLD LTD.

By:	/s/ Nolan Watson
Nolan Watson President & Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nolan Watson, or Erfan Kazemi, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign one or more Registration Statements on Form F-10 and any or all amendments to the above Registration Statements, including post-effective amendments; and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform to all intents and purposes as he or she might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or the substitutes for such attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement and powers of attorney have been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

Chairman of the Board, President,
	Chief Executive Officer and Director	August 19, 2015
/s/ Nolan Watson	(principal executive officer)
Nolan Watson

Chief Financial Officer
/s/ Erfan Kazemi	(principal financial and accounting officer)	August 19, 2015
Erfan Kazemi

/s/ David Awram	Director	August 19, 2015
David Awram

/s/ John P.A. Budreski	Director	August 19, 2015
John P.A. Budreski

/s/ David E. De Witt	Director	August 19, 2015
David E. De Witt

/s/ Andrew T. Swarthout	Director	August 19, 2015
Andrew T. Swarthout

/s/ Mary L. Little	Director	August 19, 2015
Mary L. Little

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Sandstorm Gold Ltd. in the United States on August 19, 2015.

PUGLISI & ASSOCIATES (Authorized U.S. Representative)

By:	/s/ Donald J. Puglisi
Title:	Name: Donald J. Puglisi Title: Managing Director

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EXHIBIT INDEX

Exhibit	Description

4.1*	Annual Information Form of the Registrant dated March 17, 2015 for the year ended December 31, 2014 (incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2014, as filed with the Commission on March 19, 2015).
4.2*	Audited Consolidated Annual Financial Statements of the Registrant as at December 31, 2014 and 2013 and for each of the years ended December 31, 2014 and 2013, together with the report of the independent registered public accounting firm thereon and the notes thereto (incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2014, as filed with the Commission on March 19, 2015).
4.3*	Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Registrant for the year ended December 31, 2014 (incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2014 as filed with the Commission on March 19, 2015).
4.4*	Unaudited Condensed Consolidated Interim Financial Statements of the Registrant as at June 30, 2015 and June 30, 2014 and for each of the three and six month periods ended June 30, 2015 and June 30, 2014, together with notes thereto (incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on July 30, 2015).
4.5*	Management’s Discussion and Analysis of Financial Condition and Results of Operations for the period ended June 30, 2015 (incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on July 30, 2015).
4.6*	Management Information Circular of the Registrant dated April 2, 2015 prepared in connection with the annual meeting of shareholders of the Registrant held on May 22, 2015 (incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on April 14, 2015).
4.7*	Material Change Report of the Registrant dated March 26, 2015 with respect to the acquisition by the Registrant of a 1% gross proceeds royalty over property in Lac de Gras in the Northwest Territories, Canada, including property constituting the Diavik mine operated by Rio Tinto plc (incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on March 26, 2015).
4.8*	Business Acquisition Report of the Registrant dated May 15, 2015 with respect to the acquisition of 100% of the outstanding common shares of Gold Royalties Corporation(incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on May 15, 2015).
4.9	Audited Consolidated Financial Statements of Gold Royalties Corporation as at December 31, 2014 and 2013 and for each of the years ended December 31, 2014 and 2013, together with the report of the independent registered public accounting firm thereon and the notes thereto (filed herein in connection with Exhibit 4.9 hereto, being the Business Acquisition Report of the Registrant dated May 15, 2015 with respect to the acquisition of 100% of the outstanding common shares of Gold Royalties Corporation).
5.1	Consent of Deloitte LLP
5.2	Consent of Davidson & Company LLP
5.3	Consent of Cassels Brock & Blackwell LLP
5.4	Consent of Marc Leduc
5.5	Consent of Pascal Hamelin
5.6	Consent of Harold Brisson
5.7	Consent of Clifford Lafleur
5.8	Consent of Nathan Eric Fier
6.1	Powers of Attorney (contained in the signature pages of the Registration Statement on Form F-10)

*Previously furnished or filed with the Securities and Exchange Commission.

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